Exhibit 10.1

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “* * *” and has been filed separately with the Securities and Exchange Commission.

CREDIT AGREEMENT

dated as of July 10, 2012

among

MERUS LABS INTERNATIONAL INC.,

as Borrower,

MERUS LABS LUXCO S.À R.L,

MERUS LABS INC.,

 ECG HOLDINGS INC.,

and

MERUS LABS NETHERLANDS B.V.

as Loan Parties,

PDL BIOPHARMA, INC.,

as Lender,

and

PDL BIOPHARMA, INC.,

as Agent

TABLE OF CONTENTS
Page

Section 1.	Definitions; Interpretation.		1

1.1.	Definitions		1

1.2.	Interpretation		19

1.3.	UCC References; Dutch Terms		20

1.4.	Pro Forma Calculation		20

Section 2.	Credit Facilities.		22

2.1.	Loans		22
	2.1.1.	Initial Loan	22
	2.1.2.	Additional Loan	22
	2.1.3.	General	22

2.2.	Loan Accounting		22
	2.2.1.	Recordkeeping	22
	2.2.2.	Notes	22

2.3.	Interest		23
	2.3.1.	Interest Rate	23
	2.3.2.	Interest Payments	23
	2.3.3.	Computation of Interest	23
	2.3.4.	Interest Act (Canada)	23
	2.3.5.	Maximum Lawful Rate.	23

2.4.	Prepayment		24
	2.4.1.	Voluntary Prepayment	24
	2.4.2.	Mandatory Prepayment	24
	2.4.3.	Prepayments	24

2.5.	Scheduled Repayment		25
	2.5.1.	First Scheduled Payment of the Initial Loan	25
	2.5.2.	Second Scheduled Payment of the Initial Loan	25
	2.5.3.	Third Scheduled Payment	25
	2.5.4.	Payment on Maturity Date	25

2.6.	Payment		25
	2.6.1.	Making of Payments	25
	2.6.2.	Application of Payments and Proceeds.	25
	2.6.3.	Payment Dates	26
	2.6.4.	Set-off	26
	2.6.5.	Currency Matters	26

Section 3.	Yield Protection.		27

3.1.	Taxes		27

i

3.2.	Increased Cost		28

3.3.	Mitigation of Circumstances		29

3.4.	Conclusiveness of Statements; Survival		29

Section 4.	Conditions Precedent.		29

4.1.	Initial Loan		29
	4.1.1.	Consummation of Purchase	29
	4.1.2.	Delivery of Loan Documents	30
	4.1.3.	Payment of Fees and Expenses	31
	4.1.4.	Representations and Warranties	31
	4.1.5.	No Default	31
	4.1.6.	No Material Adverse Change	31

Section 5.	Representations and Warranties.		31

5.1.	Organization		31

5.2.	Authorization; No Conflict		32

5.3.	Validity; Binding Nature		32

5.4.	Financial Condition		32

5.5.	No Material Adverse Change		33

5.6.	Litigation		33

5.7.	Ownership of Properties; Liens		33

5.8.	Capitalization; Subsidiaries		33

5.9.	Pension Plans		34

5.10.	Compliance with Law; Investment Company Act; Other Regulated Entities		35

5.11.	Margin Stock		36

5.12.	Taxes		36

5.13.	Solvency		37

5.14.	Environmental Matters		37

5.15.	Insurance		37

5.16.	Information		38

5.17.	Intellectual Property		38

5.18.	Labor Matters		38

5.19.	Canadian Labour Matters		38

5.20.	No Default		39

5.21.	Foreign Assets Control Regulations and Anti-Money Laundering		39

	5.21.1.	OFAC	39
	5.21.2.	Patriot Act	39

5.22.	Senior Debt		40

5.23.	Withholdings and Remittances		40

5.24.	Asset Purchase Documentation		40

5.25.	Inactive Subsidiaries		40

Section 6.	Affirmative Covenants.		40

6.1.	Information		40
	6.1.1.	Annual Report	41
	6.1.2.	Quarterly Reports	41
	6.1.3.	[Reserved]	41
	6.1.4.	Compliance Certificate	41
	6.1.5.	[Reserved]	41
	6.1.6.	Notice of Default; Litigation; ERISA Matters	41
	6.1.7.	Management Report	42
	6.1.8.	Projections	42
	6.1.9.	Other Information	42

6.2.	Books; Records; Inspections		42

6.3.	Maintenance of Property; Insurance		43

6.4.	Compliance with Laws and Contractual Obligations; Payment of Taxes and Liabilities		43

6.5.	Maintenance of Existence		44

6.6.	Employee Benefit Plans		44

6.7.	Environmental Matters		45

6.8.	Asset Purchase		45

6.9.	Further Assurances		45

6.10.	Post-Closing Obligations		46

6.11.	Board Observer		47

Section 7.	Negative Covenants.		47

7.1.	Debt		47

7.2.	Liens		49

7.3.	[Omitted]		50

7.4.	Restricted Payments		50

7.5.	Mergers; Consolidations; Asset Sales		51

7.6.	Modification of Asset Purchase and Organizational Documents		52

7.7.	Use of Proceeds		52

7.8.	Transactions with Affiliates		52

7.9.	Inconsistent Agreements		53

7.10.	Business Activities		53

7.11.	Investments		53

7.12.	Fiscal Year		54

7.13.	Financial Covenants		54
	7.13.1.	EBITDA	54
	7.13.2.	Maximum Total Leverage Ratio	55
	7.13.3.	Minimum Net Sales	56
	7.13.4.	Sinking Fund Deposit Cure	57
	7.13.5.	Principal Repayment	58

7.14.	Deposit Accounts and Securities Accounts		58

7.15.	Sale-Leasebacks		58

7.16.	Hazardous Substances		58

7.17.	Asset Purchase Agreement Indemnity		59

7.18.	Establishment of Defined Benefit Plan		59

7.19.	ERISA Liability		59

7.20.	Inactive Subsidiaries		59

Section 8.	Events of Default; Remedies.		59

8.1.	Events of Default		59
	8.1.1.	Non-Payment of Credit	59
	8.1.2.	Default Under Other Debt.	59
	8.1.3.	Bankruptcy; Insolvency	60
	8.1.4.	Plan of Arrangement	60
	8.1.5.	Non-Compliance with Loan Documents.	60
	8.1.6.	Representations; Warranties	60
	8.1.7.	[Reserved]	60
	8.1.8.	Canadian Pensions Plans	61
	8.1.9.	Judgments.	61
	8.1.10.	Invalidity of Collateral Documents	61
	8.1.11.	Invalidity of Subordination Provisions	61
	8.1.12.	Change of Control	61

8.2.	Remedies		61

8.3.	Borrower’s Right to Cure		62

Section 9.	Agent.		62

9.1.	Appointment; Authorization		62

9.2.	Delegation of Duties	62

9.3.	Limited Liability	63

9.4.	Successor Agent	63

9.5.	Collateral Matters	63

Section 10.	Miscellaneous.	64

10.1.	Waiver; Amendments	64

10.2.	Notices	64

10.3.	Computations	64

10.4.	Costs; Expenses	65

10.5.	Indemnification by Borrower	65

10.6.	Marshaling; Payments Set Aside	66

10.7.	Nonliability of the Lender	66

10.8.	Anti-Money Laundering.	66

10.9.	Currency Indemnity	67

10.10.	Confidentiality	68

10.11.	Captions	68

10.12.	Nature of Remedies	68

10.13.	Counterparts	68

10.14.	Severability	69

10.15.	Entire Agreement	69

10.16.	Successors; Assigns	69

10.17.	Governing Law	69

10.18.	Forum Selection; Consent to Jurisdiction; Service of Process	69

10.19.	Waiver of Jury Trial	70

10.20.	Collateral Agent	70

v

Annexes
Annex I	Commitments
Annex II	Addresses

Exhibits
Exhibit A	Form of Compliance Certificate
Exhibit B	Form of Note

Schedules
Schedule 4.1.6	Material Adverse Changes
Schedule 5.4	Consolidated Financial Projections
Schedule 5.6	Litigation
Schedule 5.7	Real Property
Schedule 5.8	Capitalization
Schedule 5.9(b)	Canadian Employees
Schedule 5.10	Authorizations, Permits, Licenses and Approvals
Schedule 5.12	Taxes
Schedule 5.14	Environmental Matters
Schedule 5.15	Insurance
Schedule 5.18	Labor Matters
Schedule 5.19	Canadian Labour Matters
Schedule 5.25	Certificated Inactive Subsidiaries
Schedule 7.1	Existing Debt
Schedule 7.2	Permitted Liens
Schedule 7.5	Mergers, Consolidations, Asset Sales
Schedule 7.9	Existing Agreements
Schedule 7.11	Existing Investments
Schedule 7.14	Bank Accounts

CREDIT AGREEMENT

This Credit Agreement dated as of July 10, 2012, (as amended, restated or otherwise modified from time to time, this “Agreement”) is made among MERUS LABS INTERNATIONAL INC., a corporation organized under the laws of British Columbia (“Borrower”), the Loan Parties named herein, PDL BIOPHARMA, INC. (the “Lender”),  and PDL BIOPHARMA, INC., not individually, but as Agent (as defined below).

Borrower and the other Loan Parties have agreed to enter into this Agreement with the Lender and Agent evidencing their agreement to incur the Loans, and in connection therewith, to make the representations and warranties, covenants and undertakings as hereinafter set forth.

Section 1.	Definitions; Interpretation.

1.1.           Definitions.  When used herein the following terms shall have the following meanings:

“Acceleration Event” means the occurrence of any of the following:  (i) an Event of Default under Section 8.1.3; (ii) an Event of Default under Section 8.1.1 and the termination of the Commitments pursuant to Section 8.2; or (iii) any other Event of Default under Section 8.1 and the election by the Lender to declare the Obligations to be due and payable pursuant to Section 8.2.

“Acquired Person” has the meaning set forth in Section 1.4.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or a substantial portion of the assets of a Person, or of all or a substantial portion of any business or division of a Person, (b) the acquisition of in excess of 50% of the Stock of any Person, or otherwise causing any Person to become a Subsidiary, (c) a merger, consolidation, amalgamation or any other combination with another Person (other than a combination between two Persons that prior to the merger, consolidation, amalgamation or combination were already Loan Parties) and (d) the acquisition of a brand, line of business, division, branch, product line, marketing rights with respect to a product line, operating division or other unit operation of any Person.

“Additional Commitment” means, as to the Lender, the Lender’s commitment to provide the Additional Loan pursuant to Section 2.1.2.  The amount of the Additional Commitment shall be set forth on Annex I.

“Additional Loan” has the meaning given in the definition of “Loans”.

“Affiliate” of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person and (b) any officer or director of such Person.  A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.  Unless expressly stated otherwise herein, neither Agent nor the Lender shall be deemed an Affiliate of any Group Member.

“Agent” means PDL BioPharma, Inc. in its capacity as administrative agent for the Lender hereunder and any successor thereto in such capacity.

“Agreement” has the meaning set forth in the Preamble.

“AML Legislation” has the meaning set forth in Section 10.8.

“Asset Purchase” means the purchase of the “Transferred Assets” (as defined in the Asset Purchase Agreement) pursuant to the Asset Purchase Agreement.

“Asset Purchase Agreement” means the Asset Purchase Agreement dated as of July 11, 2012 between Novartis and Merus Labs Luxco S.à r.l.

“Asset Purchase Documents” means the Asset Purchase Agreement and the other material documents, agreements and instruments executed and delivered in connection therewith, including, without limitation, the License Agreement, the Supply Agreement, the TM Assignment Documents, the Patent Assignment Documents and the Domain Name Assignment Documents (in each case as defined in the Asset Purchase Agreement).

“Asset Purchase Transactions” means the transactions contemplated by the Asset Purchase Documents.

“Asset Purchaser” means Merus Labs Luxco S.à r.l.

“Board Observer” has the meaning as set forth in Section 6.11.

“Board Meeting” has the meaning as set forth in Section 6.11.

“Borrower” has the meaning set forth in the Preamble.

“Business Day” means any day on which commercial banks are open for commercial banking business in New York, New York, and on which dealings are carried on in the London interbank eurodollar market.

“Canadian Dollars” and “CDN$” each mean lawful currency of Canada.

“Canadian Employee” means any employee or former employee of a Canadian Loan Party.

“Canadian Employee Benefits Legislation” means the Canada Pension Plan (Canada), the Pension Benefits Standards Act (British Columbia), and any Canadian federal, provincial or local counterparts or equivalents, in each case, as applicable and as amended from time to time.

“Canadian Employee Plan” means any employee benefit, health, welfare, supplemental unemployment benefit, bonus, pension, supplemental pension, profit sharing, retiring allowance, severance, deferred compensation, stock compensation, stock purchase, retirement, life, hospitalization insurance, medical, dental, disability or other employee group or similar benefit or employment plans or supplemental arrangements applicable to the Canadian Employees.

“Canadian Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement, dated as of the Closing Date, made by each Loan Party (other than Merus Labs Luxco S.à r.l) and other grantor or pledgor signatory thereto in favor of Agent, and governed by the laws of British Columbia, as amended, restated or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Canadian Loan Parties” means each Loan Party organized under the laws of Canada or a province thereof, including, for greater certainty, the Borrower and Merus Labs Inc.

“Canadian Pension Plan” means any pension plan required to be registered under the Income Tax Act (Canada) or any Canadian federal or provincial law and or contributed to by a Canadian Loan Party for its Canadian Employees or former Canadian Employees, including any pension benefit plan within the meaning of the Pension Benefits Standards Act (British Columbia), but does not include the Canada Pension Plan maintained by the Government of Canada or the Quebec Pension Plan maintained by the Province of Quebec.

“Capital Lease” means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with IFRS, is accounted for as a capital lease on the balance sheet of such Person.

“Cash Equivalent Investment” means, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the Canadian or the United States Government or any agency thereof, (b) commercial paper, or corporate demand notes, in each case rated at least A-l by Standard & Poor’s Ratings Group or P-l by Moody’s Investors Service, Inc., (c) any certificate of deposit (or time deposit represented by a certificate of deposit) or banker’s acceptance maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000, (d) any repurchase agreement entered into with any commercial banking institution of the nature referred to in clause (c) above which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder, (e) money market accounts or mutual funds which invest predominantly in assets satisfying the foregoing requirements and (f) other short term liquid investments approved in writing by Agent.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13-d and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all Stock that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of fifty percent (50%) or more of the Stock and Stock Equivalents of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully diluted basis (and taking into account all such securities that such person or group has the right acquire pursuant to any option right); or

(b) individuals who on the Closing Date constituted the board of directors or similar governing body of the Borrower (together with any new directors whose election or appointment by such board of directors or similar governing body or whose nomination for election by the shareholders of the Borrower was approved by a vote of a majority of the directors of the Borrower then still in office who were either directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors or similar governing body of the Borrower then in office.

“Closing Date” means the date on which the conditions set forth in Section 4.1 have been satisfied or waived by the Lender.

“Closing Date Commitment” means, as to the Lender, the Lender’s commitment to provide the Initial Loan pursuant to Section 2.1.1.  The amount of the Closing Date Commitment shall be set forth on Annex I.

“Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Loan Party and any other Person who has granted a Lien to the Agent, in or upon which a Lien now or hereafter exists in favor of the Lender or the Agent for the benefit of the Agent and the Lender, whether under this Agreement or under any other documents executed by any such Persons and delivered to the Agent.

“Collateral Access Agreement” means an agreement in form and substance satisfactory to Agent in its reasonable discretion pursuant to which a mortgagee or lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of Inventory or other property owned by any Loan Party, acknowledges the Liens of Agent and waives (or, if approved by Agent, subordinates) any Liens held by such Person on such property, and, in the case of any such agreement with a mortgagee or lessor, permits Agent reasonable access to and use of such real property during the continuance of an Event of Default to assemble, complete and sell any Collateral stored or otherwise located thereon.

“Collateral Documents” means, collectively, the Guarantee and Collateral Agreements, each Mortgage, the Luxembourg Collateral Documents, the Netherlands Collateral Documents and each other agreement or instrument pursuant to or in connection with which any Loan Party or any other Person grants a security interest in any Collateral to Agent for the benefit of the Lender or pursuant to which any such security interest in Collateral is perfected, each as amended, restated or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Commitment” means the Closing Date Commitment and/or the Additional Commitment, as applicable.

“Compliance Certificate” means a certificate substantially in the form of Exhibit A.

“Computation Period” means each period of two consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter.

“Consideration” means the value of all cash, Cash Equivalent Investments, Stock (which in the case of Qualified Preferred Stock is the aggregate liquidation preference of such Qualified Preferred Stock), Stock Equivalents, securities and “earn-outs” and other similar agreements representing purchase consideration paid or payable for any Permitted Acquisition, whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Debt, with “earn-outs” and other similar agreements valued at the maximum amount reasonably anticipated to be paid therefor.

“Consolidated Net Income” means, with respect to Borrower and its Subsidiaries for any period, the consolidated net income (or loss) of Borrower and its Subsidiaries for such period, excluding (i) consolidated net income of any Person for any period prior to such Person becoming a Subsidiary, (ii) any gains or losses from dispositions of any assets, (iii) any extraordinary gains or extraordinary losses, (iv) any net income of any Subsidiary to the extent that such Subsidiary is unable, by virtue of any legal or contractual prohibition, from distributing such net income to the Borrower, and (iv) any gains or losses from discontinued operations.

“Contingent Obligation” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, to provide security for the obligations of a debtor or otherwise to assure a creditor against loss) any indebtedness, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Stock of any other Person.  The amount of any Person’s obligation in respect of any Contingent Obligation shall (subject to any limitation set forth therein) be deemed to be the principal amount of the indebtedness, obligation or other liability supported thereby or the amount of the dividends or distributions guaranteed, as applicable.

“Control Agreement” means a tri-party deposit account, securities account or commodities account Control Agreement by and among the applicable Loan Party, Agent and the depository, securities intermediary or commodities intermediary, and each in form and substance  satisfactory in all respects to Agent in its reasonable discretion and in any event providing to Agent either (i) “control” of such deposit account, securities or commodities account within the meaning of Articles 8 and 9 of the UCC or (ii) “control” of such securities account within the meaning of the PPSA.   For certainty for any Canadian deposit account, such term shall also refer to a “blocked account agreement” with respect to such deposit account, notwithstanding that the execution and delivery of such agreement is not a perfection requirement.

“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any requirement of law in copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

“Curable Default” has the meaning set forth in Section 8.3.

“Current Ratio” means, as of any date of determination, the ratio of (a) cash to (b) current accounts payable (as determined in accordance with IFRS).

“DCC” means the Dutch Civil Code (Burgerlijk Wetboek).

“Dutch Loan Party” means a Loan Party incorporated under Dutch law, including, for greater certainty, Merus Labs Netherlands B.V., with corporate seat in Amsterdam, the Netherlands.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with IFRS, (d) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (e) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person (with the amount thereof being measured as the fair market value of such property), (f) all obligations, contingent or otherwise, with respect to letters of credit (whether or not drawn), banker’s acceptances and surety bonds issued for the account of such Person, (g) all Hedging Obligations of such Person, (h) all Contingent Obligations of such Person, (i) all non-compete payment obligations and earn-out, purchase price adjustment and similar obligations, (j) all obligations of such Person in respect of Disqualified Capital Stock issued by such Person, (k) all indebtedness of the types listed in (a) through (j) and (l) of any partnership of which such Person is a general partner and (l) all obligations of such Person under any synthetic lease transaction, where such obligations are considered borrowed money indebtedness for tax purposes but the transaction is classified as an operating lease in accordance with IFRS.

“Default” means any event that, if it continues uncured, will, with the lapse of time or the giving of notice or both, constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 2.3.1.

“Defined Benefit Plan” means any Canadian Pension Plan which contains a “defined benefit provision” as defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Disposition” means, as to any asset or right of any Group Member, (a) any sale, lease, assignment or other transfer pursuant to Section 7.5(b)(ii), (b) any loss, destruction or damage of property or (c) any condemnation, confiscation, requisition, seizure or taking of property.

“Disqualified Capital Stock” means any Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the 365th day after the Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Stock referred to in (a) above, in each case at any time on or prior to the 365th day after the Maturity Date, or (c) contains any repurchase obligation which may come into effect prior to the Obligations being Paid in Full; provided that any Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem or repurchase such Stock upon the occurrence of a change in control or an asset sale occurring prior to the 365th day after the Maturity Date shall not constitute Disqualified Capital Stock if such Stock provides that the issuer thereof will not redeem or repurchase any such Stock pursuant to such provisions prior to the repayment in full of the Obligations.

“Dollar” and “$” mean lawful currency of the United States of America.

“Domain Name Assignment Documents” has the meaning set forth in the Asset Purchase Agreement.

“EBITDA” means, for any period, Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income for such period, without duplication, (i) Interest Expense, (ii) income tax expense, (iii) depreciation and amortization, (iv) transaction expenses incurred in connection with the Asset Sale and the financing contemplated by this Agreement, (v) non-cash stock compensation expense, (vi) any non-cash non-recurring charges or expenses, and (vii) any extraordinary or non-recurring charges or expenses approved in writing by the Agent minus, to the extent included in determining Consolidated Net Income for such period, all non-cash gains for such period.

“Environmental Claims” means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility under or for violation of any Environmental Law, or for release or injury to the environment or any Person or property or natural resources.

“Environmental Laws” means all present or future federal, state, provincial or local laws, statutes, common law duties, rules, regulations, ordinances and codes, including all amendments, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case relating to any matter arising out of or relating to health and safety, or pollution or protection of the environment, natural resources or workplace, including any of the foregoing relating to the presence, use, production, recycling, reclamation, generation, handling, transport, treatment, storage, disposal, distribution, discharge, release, emission, control, cleanup or investigation or management of any Hazardous Substance.

“Equivalent Amount” means, on any date of determination, with respect to obligations or valuations denominated in one currency (the “first currency”), the amount of another currency (the “second currency”) which would result from the Agent converting the first currency into the second currency at approximately 12:00 noon (New York time) in a commercially reasonable manner.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” means any of the events described in Section 8.1.

“Excess Cash” means, as of any date of determination, Unrestricted Cash in excess of the amount of Unrestricted Cash that would be required to maintain a Current Ratio of 1.2 to 1.0.

“Excluded Taxes” has the meaning set forth in Section 3.1(a).

“Fee Letter” means the Fee Letter, dated as of or before the Closing Date, signed by the Lender and Agent, accepted and agreed to by the Borrower, and governed by the laws of New York.

“Fiscal Quarter” means a fiscal quarter of a Fiscal Year.

“Fiscal Year” means the fiscal year of Borrower and its Subsidiaries, which period shall be the 12-month period ending on September 30 of each year.

“Fixed Charges” means, for any period, and with respect to the Borrower and its Subsidiaries determined on a consolidated basis in accordance with IFRS, the sum, without duplication, of (a) Interest Expense accrued (other than interest paid-in-kind, amortization of financing fees, and other non-cash Interest Expense) during such period, (b) principal payments in respect of Debt that are required to be paid during such period, (c) all federal, state, and local income taxes paid in cash with respect to such period and (d) all Restricted Payments paid (whether in cash or other property, other than common Stock) during such period.

“Fixed Charges Coverage Ratio” means, for any Computation Period, the ratio of (a) the total for such Computation Period of EBITDA to (b) the total for such Computation Period of Fixed Charges.

“Fixed Charges Coverage Ratio Requirement” means, for any Computation Period, the  applicable Fixed Charges Coverage Ratio set forth below at the end of each such Computation Period:

Computation Period	Amount

September 30, 2012	2.3:1.0

December 31, 2012	2.3:1.0

March 31, 2013	2.3:1.0

June 30, 2013	2.3:1.0

September 30, 2013	2.3:1.0

December 31, 2013	2.3:1.0

March 31, 2014	2.3:1.0

June 30, 2014	2.3:1.0

September 30, 2014	2.3:1.0

December 31, 2014	2.3:1.0

March 31, 2015	2.3:1.0

“Foreign Lender” means the Lender to the extent that it is not resident in Canada for purposes of the Tax Act.

“FRB” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Governmental Authority” means any nation or government, any state, province, municipality or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Gross Sales” means, with respect to the Products for any Computation Period, the gross revenue from the sale of such Products as shown or as would be shown in the consolidated financial statements of the Loan Parties prepared for such period in accordance with IFRS applied on a consistent basis.  For the avoidance of doubt, no Disposition shall be included in Gross Sales.

“Group Member” means Borrower and each Subsidiary of Borrower.

“Guarantee and Collateral Agreements” means the U.S. Guarantee and Collateral Agreement and the Canadian Guarantee and Collateral Agreement.

“Hazardous Substances” means any waste, chemical, substance, or material listed, defined, classified, or regulated as a hazardous waste, hazardous substance, pollutant, contaminant, toxic substance, or hazardous, dangerous or radioactive material, chemical or waste or otherwise regulated by any Environmental Law, including, without limitation, any petroleum or any derivative, waste, or byproduct thereof, radon, asbestos, and polychlorinated biphenyls, and any other substance, the storage, manufacture, disposal, treatment, generation, use, transportation, remediation, release into or concentration in the environment of which is prohibited, controlled, regulated or licensed by any governmental authority under any Environmental Law.

“Hedging Obligation” means, with respect to any Person, any liability of such Person under any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.  The amount of any Person’s obligation in respect of any Hedging Obligation shall be deemed to be the incremental obligation that would be reflected in the financial statements of such Person in accordance with IFRS.

“IFRS” means the International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, the Canadian Accounting Standards Board, or any successor to any such Board, or the Securities and Exchange Commission, as the case may be), as in effect from time to time.

“Inactive Subsidiaries” means the following Subsidiaries:  ECG Properties Inc., Envoy Securities Corp., and Orbis Pharma Inc.

“Indemnified Liabilities” has the meaning set forth in Section 10.5.

“Initial Loan” has the meaning given in the definition of “Loans”.

“Insolvency Regulation” means the Council Regulation (EC) n°1346/2000 of 29 May 2000 on insolvency proceedings.

“Intellectual Property” means all rights, title and interests in intellectual property arising under any Requirement of Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Trademarks, Internet Domain Names, Trade Secrets, industrial designs, integrated circuit topographies, plant breeders’ rights and rights under IP Licenses.

“Interest Expense” means for any period the consolidated interest expense of Borrower and its Subsidiaries for such period (including all imputed interest on Capital Leases).

“Internet Domain Name” means all right, title and interest (and all related IP Ancillary Rights) arising under any requirement of law in internet domain names.

“Inventory” means all the “inventory” (as such term is defined in the UCC or the PPSA, as applicable) of the Borrower and its Subsidiaries, including, but not limited to, all merchandise, raw materials, parts, supplies, work-in-process and finished goods intended for sale, together with all the containers, packing, packaging, shipping and similar materials related thereto, and including such inventory as is temporarily out of the Borrower’s or such Subsidiary’s custody or possession, including inventory on the premises of others and items in transit.

“Investment” means, with respect to any Person, (a) the purchase of any debt or equity security of any other Person, (b) the making of any loan or advance to any other Person, (c) becoming obligated with respect to a Contingent Obligation in respect of obligations of any other Person or (d) the making of an Acquisition.

“IP Ancillary Rights” means, with respect to an item of Intellectual Property all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

“IP License” means all contractual obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in any Intellectual Property.

“IRC” means the Internal Revenue Code of 1986, as amended.

“Issuing Bank” means Wells Fargo Bank, N.A., the issuing bank of the Novartis Letter of Credit.

“Legal Costs” means, with respect to any Person, (a) all reasonable fees and charges of any counsel, accountants, auditors, appraisers, consultants and other professionals to such Person, (b) the reasonable allocable cost of internal legal services of such Person and all reasonable disbursements of such internal counsel and (c) all court costs and similar legal expenses.

“Lender Party” has the meaning set forth in Section 10.5.

“Lender” has the meaning set forth in the Preamble.

“License Agreement” has the meaning set forth in the Asset Purchase Agreement.

“Lien” means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

“Loan Documents” means this Agreement, the Notes, the Collateral Documents, the Fee Letter, and all other documents, instruments and agreements delivered in connection with the foregoing, all as amended, restated or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Loan Party” means Borrower and each Subsidiary of Borrower that is not an Inactive Subsidiary.

“Loan Party Subsidiary” means each Subsidiary of Borrower that is not an Inactive Subsidiary.

“Loans” means the term loan from the Lender in a principal amount equal to the Closing Date Commitment (subject to the terms and conditions herein) made to Borrower on the Closing Date pursuant to Section 2.1.1 (such term loan, the “Initial Loan”) and the additional term loan from the Lender in a principal amount equal to the Additional Commitment (subject to the terms and conditions herein) made to the Borrower pursuant to Section 2.1.2 in order to satisfy the obligations of the Borrower to reimburse the Lender for amounts drawn under  the Novartis Letter of Credit pursuant to the last sentence of Section 4 (such term loan, the “Additional Loan”).

“Luxembourg Collateral Documents” means the Luxembourg law governed share pledge agreement, in favor of the Agent over the shares of Merus Labs Luxco S.à r.l., and the Luxembourg law governed first demand guarantee agreement, whereby Merus Labs Luxco S.à r.l. provides a guarantee in favor of the Agent.

“Margin Stock” means any “margin stock” as defined in Regulation T, U or X of the FRB.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, assets, business, prospects, properties or condition (financial or otherwise) of Loan Parties taken as a whole, (b) a material impairment of the ability of any Loan Party to perform in any material respect any of its Obligations under any Loan Document to which it is a party or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Maturity Date” means March 31, 2015.

“Maximum Total Leverage Ratio” means, for any Computation Period, the ratio of (a) the total Debt outstanding less the amount of Unrestricted Cash that is Excess Cash, in each case as of the last date of such Computation Period to (b) the total for such Computation Period of EBITDA.

“Mortgage” means a mortgage, deed of trust, leasehold mortgage or similar instrument granting Agent a Lien on a real property interest of any Loan Party, each as amended, restated or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Net Cash Proceeds” means:

(a)           with respect to any Disposition, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance and by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by any Group Member pursuant to such Disposition net of (i) the reasonable direct costs relating to such Disposition (including sales commissions and legal, accounting and investment banking fees, commissions and expenses), (ii) any portion of such proceeds deposited in an escrow account pursuant to the documentation relating to such Disposition (provided that such amounts shall be treated as Net Cash Proceeds upon their release from such escrow account to the applicable Group Member), (iii) taxes paid or reasonably estimated by Borrower to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iv) amounts required to be applied to the repayment of any Debt secured by a Lien (permitted hereunder) prior to the Lien of Agent on the asset subject to such Disposition, and (v) so long as no Event of Default exists (or if an Event of Default exists, only with the prior written consent of the Lender) (A) with respect to any Disposition described in clause (a) of the definition thereof, all money actually applied within 180 days, or within 360 days pursuant to a binding agreement executed within 180 days, to replace such assets with assets performing the same or similar functions, and (B) with respect to any Disposition described in clause (b) or (c) of the definition thereof, all money actually applied within 180 days, or within 360 days pursuant to a binding agreement executed within 180 days, to repair, replace or reconstruct damaged property or property affected by loss, destruction, damage, condemnation, confiscation, requisition, seizure or taking; and

(b)           with respect to any issuance or incurrence of Debt, the aggregate cash proceeds received by Borrower or any Subsidiary of Borrower pursuant to such issuance or incurrence, net of the reasonable direct costs relating to such issuance or incurrence.

“Netherlands Collateral Documents” means the Dutch law governed share pledge agreement, in favor of the Agent over the shares of Merus Labs Netherlands B.V.

“Net Sales” means, with respect to any Computation Period, Gross Sales minus Net Sales Deductions.

“Net Sales Deductions” means, with respect to the Products for any Computation Period, the sum of all applicable (i) freight, insurance and other transportation and shipping charges, in each case included in the gross invoice price for such Products; (ii) sales, use, value-added, excise taxes and duties, in each case included in the gross invoice price for such Products; (iii) billbacks, chargebacks, customer adjustments (including payment discounts and customer pricing), performance allowances, promotional monies, trade, quantity, cash discounts, volume incentives, off invoice discounts, government and other third-party rebates, and product service fees; (iv) allowances or credits, including those in respect of rejection, defects, damaged item credits, sales returns, retroactive price reduction, shipping charges, shipment shortages, shelf-stock adjustments, invoice errors, and replacement costs; (v) bad debt; and (vi) such other discounts and other deductions customary in the trade, each as accrued or required to be accrued by the Borrower with respect to such Products for such period in accordance with IFRS consistently applied.

“Non-Excluded Taxes” has the meaning set forth in Section 3.1(a).

“Note” means a promissory note substantially in the form of Exhibit B, as the same may be replaced, substituted, amended, restated or otherwise modified from time to time.

“Novartis” means Novartis Pharma AG, a company organized under the laws of Switzerland, and its successors and assigns under the Novartis Letter of Credit.

“Novartis Letter of Credit” means the Irrevocable Standby Letter of Credit, dated as of or before the Closing Date, identifying Novartis as the beneficiary, issued by the Issuing Bank, in the amount of $20 million.

“Obligations” means all liabilities, indebtedness and obligations (monetary (including interest accrued at the rate provided in the applicable Loan Document after the commencement of a bankruptcy proceeding whether or not a claim for such interest is allowed) or otherwise) of any Group Member under this Agreement, any other Loan Document, any Collateral Document or any other document or instrument executed in connection herewith or therewith, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

“OFAC” has the meaning set forth in Section 5.21.1.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Paid in Full” or “Payment in Full” means, with respect to any Obligations, the payment in full in cash and performance of all such Obligations.

“Patent Assignment Documents” has the meaning set forth in the Asset Purchase Agreement.

“Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any requirement of law in or relating to letters patent and applications therefor.

“Permitted Acquisition” means any Acquisition, in each case to the extent that each of the conditions precedent set forth below shall have been satisfied in a manner reasonably satisfactory to the Agent:

(a)           with respect to an acquisition involving Consideration of greater than CDN$2,500,000, the Agent shall receive not less than twenty (20) days’ prior written notice of such acquisition or such lesser number of days as the Agent may agree, which notice shall include a reasonably detailed description of the proposed terms of such acquisition and identify the anticipated closing date thereof;

(b)           with respect to an acquisition involving Consideration of greater than CDN$10,000,000, the Agent shall receive, not less than five (5) Business Days prior to the consummation of such acquisition, a due diligence package with respect to the Proposed Acquisition Target;

(c)           if applicable, the Agent shall receive an officer’s certificate from the Borrower that (i) (x) the Proposed Acquisition Target has in place or will have within 30 days following the closing of such acquisition insurance satisfying the provisions of Section 6.3 and (y) pursuant to endorsements and/or assignments in form and substance reasonably satisfactory to the Agent, the Agent has been named as lender’s loss payee, for its benefit and the benefit of the Lender, in the case of casualty insurance, and the Agent has been named as additional insured, for its benefit and the benefit of the Lender, in the case of all liability insurance, or will have been within 30 days following the closing of such acquisition or (ii) the Borrower’s insurance will cover the Proposed Acquisition Target or the acquired assets following the acquisition and the requirements in clause (y) are satisfied;

(d)           if applicable, the Agent, for the benefit of the Lender, (i) receives a guaranty of payment of the Obligations of the Borrower from the Proposed Acquisition Target and is granted Liens satisfying the provisions of Section 6.9, and (ii) will be provided such other documents and instruments as the Agent shall reasonably request to perfect or maintain the perfection of its Lien on all personal property of the applicable Proposed Acquisition Target, as the case may be;

(e)           at the time of, and after giving effect to, such acquisition and the incurrence of any Debt in connection therewith, (i) no Default or Event of Default shall exist and (ii) (x) the Borrower and its Subsidiaries shall be in compliance, on a Pro Forma Basis, with the financial covenants set forth in Section 7.13 (but, in the case of the Maximum Total Leverage Ratio, determining the maximum permissible Maximum Total Leverage Ratio as 0.25 less than the applicable Maximum Total Leverage Ratio set forth in Section 7.13.2 for the applicable Computation Period), in each case for the most recently ended Computation Period for which financial statements are available (and disregarding the qualifications in Section 7.13 that limit the applicability of the financial covenants therein to Computation Periods ending on or after March 31, 2013), and (y) with respect to any acquisition involving Consideration in excess of CDN$2,500,000, the Borrower can demonstrate to the Agent projected compliance, on a Pro Forma Basis, with the financial covenants set forth in Section 7.13 (but, in the case of the Maximum Total Leverage Ratio, determining the maximum permissible Maximum Total Leverage Ratio as 0.25 less than the applicable Maximum Total Leverage Ratio set forth in Section 7.13.2 for the applicable Computation Period), for the Computation Period immediately following the consummation of the proposed acquisition based on the combined operating results of the applicable Proposed Acquisition Target and of the Borrower and its Subsidiaries for the most recently ended Computation Period for which financial statements are available (and disregarding the qualifications in Section 7.13 that limit the applicability of the financial covenants therein to Computation Periods ending on or after March 31, 2013);

(f)           all material consents necessary for such acquisition have been acquired, and such acquisition shall not be hostile and shall have been approved by the Proposed Acquisition Target’s board of directors or similar governing body, if applicable;

(g)           the Proposed Acquisition Target must be engaged in a business satisfying the requirements of Section 7.10;

(h)           with respect to an acquisition involving Consideration of greater than CDN$1,000,000, as soon as practicable after the closing of such acquisition, and in any event within twenty (20) Business Days after such closing, the Borrower shall deliver copies of all documents executed in connection with such acquisition to the Agent; and

(i)           promptly after obtaining knowledge thereof, the Borrower shall provide notice of any material change to any of the documents or information previously provided pursuant to clauses (a) through (h) above.

“Permitted Joint Venture” means any partnership, association, community of interest or joint venture entered into by the Borrower or any other Loan Party with an unrelated, non-Affiliated third party on an arm’s length basis to engage in the joint undertaking of a business, which business shall be in the same, or in a substantially similar or related, line of business as the Loan Parties, or any business reasonably related thereto; provided (a) the maximum liability of the Loan Parties with respect thereto (including any liability it may have as a general partner) shall be limited to, as a matter of contract and applicable requirements of law, to Investments permitted to be made pursuant Section 7.11(h) and (j), and (b) the Person in whom such Investment is made is not a Subsidiary.

“Permitted Lien” means any Lien expressly permitted by Section 7.2.

“Permitted Refinancing” means any replacement, renewal, refinancing or extension of any existing Debt, in any such case, permitted by this Agreement that (i) does not exceed the aggregate principal amount (plus accrued interest and any applicable premium and associated fees and expenses) of the Debt being replaced, renewed, refinanced or extended, (ii) does not have a weighted average life to maturity at the time of such replacement, renewal, refinancing or extension that is less than the weighted average life to maturity of the Debt being replaced, renewed, refinanced or extended, (iii) does not rank at the time of such replacement, renewal, refinancing or extension senior to the Debt being replaced, renewed, refinanced or extended, and (iv) does not contain terms (including, without limitation, terms relating to security, amortization, interest rate, premiums, fees, covenants, subordination, event of default and remedies) that are less favorable to any Loan Party or adverse to the interests of the Agent and the Lender than those applicable to the Debt being replaced, renewed, refinanced or extended.

“Permitted Seller Debt” means unsecured Debt of the Borrower incurred in connection with, and as part of the consideration payable in respect of, any Permitted Acquisition; provided that (i) there shall be no scheduled payments of principal in respect of such Debt prior to the first anniversary of the Maturity Date, (ii) the final maturity of such Debt shall not be earlier than the first anniversary of the Maturity Date, (iii) interest or yield (including payment in kind interest and original issue discount) payable in respect of such Debt shall not exceed 12% per annum and (iv) such Debt is subordinated in right of payment to the Obligations on terms acceptable to the Agent.

“Person” means any natural person, corporation, partnership, trust, limited liability company, association, Governmental Authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

“PPSA” means the Personal Property Security Act (British Columbia) and the Regulations thereunder, as from time to time in effect, provided, however, if attachment, perfection or priority of the Agent’s security interests in any Collateral is governed by the personal property security laws of any jurisdiction other than British Columbia, PPSA shall mean those personal property security laws in such other jurisdiction for the purposes of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions (including the Civil Code of Quebec).

“Pro Forma Basis” means, with respect to compliance with any test or covenant or calculation of any financial ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.4.

“Product” means Enablex, Factive, Vancomycin, Collacare, and any other product sold by the Loan Parties in the ordinary course of business that (x) constitutes a brand, line of business, division, branch, product line, marketing rights with respect to a product line, operating division or other unit operation of any Person acquired by the Loan Parties in a Permitted Acquisition, and (y) is elected by the Borrower to be a “Product” for purposes of this Agreement, by written notice to the Agent.

“Proposed Acquisition Target” means any Person or any brand, product, marketing rights with respect to a product, line of business, division, branch, operating division or other unit operation of any Person.

“Public Record” means the public filings made by the Borrower pursuant to requirements of law, in each case as available on SEDAR.

“Qualified Capital Stock” of any person shall mean any Stock of such person that is not Disqualified Capital Stock.

“Reference Computation Period” has the meaning set forth in Section 7.13.4.

“Required Deposit Date” has the meaning set forth in Section 7.13.4.

“Restricted Payment” has the meaning set forth in Section 7.4.

“Retroactive Effect Deposit” has the meaning set forth in Section 7.13.4.

“Seller” means Novartis Pharma AG.

“Sinking Fund Account” means a deposit account of Borrower that is subject to a Control Agreement in favor of the Agent that is satisfactory to the Agent in its sole discretion, which Control Agreement shall provide that (1) the Group Members shall have no right to issue any instructions to the depository concerning the funds credited to such deposit account, and (2) all funds credited to such deposit account shall be used solely to satisfy the Obligations (x) upon an optional prepayment of Loans, at the option of Borrower, permitted by Section 2.4.1., (y) upon an Event of Default, at the option of Agent, or (z) upon and in connection with Payment in Full of all Obligations, in each case with any excess remaining after Payment in Full of all Obligations to be returned to Borrower or such other party as may be entitled thereto.

“Sinking Fund Deposit Cure Notice” has the meaning set forth in Section 7.13.4.

“Specified Transaction” has the meaning set forth in Section 1.4.

“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in, or equivalents (regardless of how designated) of, a Person (other than an individual), whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding shares of voting Stock or Stock Equivalents as to have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity.  Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of Borrower.

“Supply Agreement” has the meaning set forth in the Asset Purchase Agreement.

“Tax Act” means the Income Tax Act (Canada), as amended.

“Taxes” has the meaning set forth in Section 3.1(a).

“Tax Returns” has the meaning set forth in Section 5.12.

“TM Assignment Documents” has the meaning set forth in the Asset Purchase Agreement.

“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any requirement of law in or relating to trade secrets.

“Trademark” means all rights, title and interests (and all related IP Ancillary Rights) arising under any requirement of law in trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

“UCC” means the Uniform Commercial Code as in effect in from time to time in the State of New York, provided that where the context so requires any term defined by reference to “UCC” shall also have any extended, alternative or analogous meaning given to such term in applicable Canadian personal property security and other laws (including without limitation, the PPSA of each applicable province of Canada, the Civil Code of Quebec, the Bills and Exchange Act (Canada) and the Depository Bills and Notes Act (Canada), in each case for the extension, preservation or betterment of the security and rights of the Agent and the Lender under the Loan Documents.

“Unrestricted Cash” means, as of any date of determination, the aggregate amount of cash credited as of such date to all deposit accounts of the Loan Parties that are subject to Control Agreements in favor of the Agent, which cash is subject to no restriction on its use, transfer or distribution pursuant to any requirement of law or contractual obligation (other than this Agreement, the Collateral Documents and the applicable Control Agreement) and is subject to no Liens other than Liens securing obligations under the Loan Documents, and shall include, for the avoidance of doubt, the amount of cash credited as of such date to the Sinking Fund Account, if any.

“U.S. Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement, dated as of the Closing Date, made by each Loan Party and other grantor or pledgor signatory thereto in favor of Agent, and governed by the laws of New York, as amended, restated or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Wholly-Owned Subsidiary” means, as to any Subsidiary, all of the Stock and Stock Equivalents of which (except directors’ qualifying shares) are at the time directly or indirectly owned by Borrower and/or another Wholly-Owned Subsidiary of Borrower.

1.2.           Interpretation.  In the case of this Agreement and each other Loan Document, (a) the meanings of defined terms are equally applicable to the singular and plural forms of the defined terms; (b) Annex, Exhibit, Schedule and Section references in each Loan Document are to the particular Annex, Exhibit, Schedule and Section of such Loan Document unless otherwise specified; (c) the term “including” is not limiting and means “including but not limited to”; (d) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”; (e) unless otherwise expressly provided in such Loan Document, (i) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation; (f) this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, all of which are cumulative and each shall be performed in accordance with its terms; and (g) this Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to Agent, Borrower, Lender and the other parties hereto and thereto and are the products of all parties; accordingly, they shall not be construed against Agent or the Lender merely because of Agent’s or the Lender’s involvement in their preparation.  Any reference in any Loan Document to a Permitted Lien is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien created by any of the Loan Documents to any Permitted Lien.

1.3.           UCC References; Dutch Terms.  Notwithstanding the foregoing, and where the context so requires, (i) any term defined in this Agreement by reference to the “Code”, the “UCC” or the “Uniform Commercial Code” shall also have any extended, alternative or analogous meaning given to such term in applicable Canadian personal property security and other laws (including, without limitation, the Personal Property Security Act of each applicable province of Canada, the Civil Code of Quebec, the Bills and Exchange Act (Canada) and the Depository Bills and Notes Act (Canada)), in all cases for the extension, preservation or betterment of the security and rights of the Collateral, (ii) all references in this Agreement to “Article 8” shall be deemed to refer also to applicable Canadian securities transfer laws (including, without limitation, the Securities Transfer Act (British Columbia), (iii) all references in this Agreement to a financing statement, continuation statement, amendment or termination statement shall be deemed to refer also to the analogous documents used under applicable Canadian personal property security laws, (v) all references to the United States of America, or to any subdivision, department, agency or instrumentality thereof shall be deemed to refer also to Canada, or to any subdivision, department, agency or instrumentality thereof, and (vi) all references to federal or state securities law of the United States shall be deemed to refer also to analogous federal and provincial securities laws in Canada.  In this Agreement , where it relates to a Dutch entity, a reference to: (a) unless a contrary indication appears, a “director”, in relation to a Dutch Loan Party, means a managing director (bestuurder) and “board of directors” means its managing board (bestuur); (b) a “necessary action to authorise” where applicable, includes without limitation: (i) any action required to comply with the Dutch Works Councils Act (Wet op de ondernemingsraden); and (ii) obtaining an unconditional positive advice (advies) from the competent works council(s); (c) “financial assistance” means any act contemplated by: (i) (for a besloten vennootschap met beperkte aansprakelijkheid) section 2:207(c) DCC; or (ii) (for a naamloze vennootschap) Article 2:98(c) DCC; (d) “Security” includes any mortgage (hypotheek), pledge (pandrecht), right of retention (recht van retentie), and, in general, any right in rem (beperkt recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht); (e) (i) a “winding-up”, “administration” or “dissolution” includes a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden); (ii) a “moratorium” includes surseance van betaling and noodregeling and “a moratorium is declared” or “occurs” includes surseance verleend and noodregeling uitgesproken; (iii) any “step” or “procedure” taken in connection with insolvency proceedings includes a Dutch entity having filed a notice under Section 36 of the Dutch 1990 Tax Collection Act (Invorderingswet 1990) (whether or not pursuant to section 60 of the Act on the Financing of Social Insurances (Wet financiering sociale verzekeringen); (iv) a “trustee in bankruptcy” includes a curator; (v) an “administrator” includes a bewindvoerder; and (vi) an “attachment” includes a beslag.

1.4.           Pro Forma Calculation.

(a)           For purposes of calculating EBITDA, Fixed Charges Coverage Ratio, Maximum Total Leverage Ratio and Net Sales, any Specified Transactions (and the incurrence or repayment of any Debt in connection therewith) that have been made (i) during the applicable Computation Period and (ii) (except when calculating EBITDA, Maximum Total Leverage Ratio and Net Sales for purposes of determining actual compliance (and not pro forma compliance or compliance on a pro forma basis) with Section 7.13) subsequent to such Computation Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis, in accordance with this Section 1.4, assuming that all such Specified Transactions (and any increase or decrease in  EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Computation Period.  If since the beginning of any applicable Computation Period any Person (each, an “Acquired Person”) that subsequently became a Subsidiary of the Borrower or was merged, amalgamated or consolidated with or into the Borrower or any of its Subsidiaries since the beginning of such Computation Period shall have made any Specified Transaction (treating for this purpose references to the Borrower in such definition as a reference to such Acquired Person) that would have required adjustment pursuant to this Section 1.4, then EBITDA, Fixed Charges Coverage Ratio, Maximum Total Leverage Ratio and Net Sales shall be calculated to give pro forma effect thereto in accordance with this Section 1.4.

(b)           Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by, and shall be set forth in a reasonably detailed certificate (to be delivered to the Agent) of, a responsible financial or accounting officer of the Borrower, and include as an increase to EBITDA, for the avoidance of doubt, the amount of cost savings, operating expense reductions and synergies projected by the Borrower in good faith to be realized as a result of specified actions taken during such period (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period) relating to such Specified Transaction, net of the amount of actual benefits realized during such period from such actions; provided, that (i) such amounts are reasonably identifiable and factually supportable in the good faith judgment of the Borrower, (ii) such actions are taken within six (6) months after the date of such Specified Transaction, (iii) any cost savings, operating expense reductions and synergies that are not actually realized during such period may no longer be added pursuant to this clause (iii) after the end of the second full fiscal quarter ending after the date of such Specified Transaction, (iv) no amounts shall be added pursuant to this clause (c) to the extent duplicative of any amounts that are otherwise added back in computing EBITDA, whether through a pro forma adjustment or otherwise, with respect to such period, and (v) such amounts added to or included in EBITDA pursuant to this Section 1.4 for any Computation Period shall not exceed an amount equal to 10% of the amount of EBITDA for the relevant Computation Period without giving effect to any pro forma adjustments pursuant to this Section 1.4.

(c)           In the event that the Borrower or any of its Subsidiaries incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Debt included in the calculations of the Maximum Total Leverage Ratio and Fixed Charges Coverage Ratio, (i) during the applicable Computation Period and (ii) (except when calculating Maximum Total Leverage Ratio for purposes of determining actual compliance (and not pro forma compliance or compliance on a pro forma basis) with Section 7.13) subsequent to the end of the applicable Computation Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Maximum Total Leverage Ratio and Fixed Charges Coverage Ratio shall be calculated giving pro forma effect to such incurrence or repayment of Debt, to the extent required, as if the same had occurred on the last day of the applicable Computation Period.

For purposes of this Section 1.4, “Specified Transaction” means any Permitted Acquisition, any permitted Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or any Disposition of a business unit, line of business or division of the Borrower or any of its Subsidiaries, in each case whether by merger, consolidation, amalgamation or otherwise.

Section 2.	Credit Facilities.

2.1.              Loans.

2.1.1.           Initial Loan.  On the terms and subject to the conditions of this Agreement, the Lender agrees to lend to Borrower on the Closing Date the entire amount of its Closing Date Commitment, after which the Closing Date Commitment shall terminate.

2.1.2.           Additional Loan.  On the terms and subject to the conditions of this Agreement, upon a draw by the Seller under the Novartis Letter of Credit (which draw cannot be made until one year after the Closing Date pursuant to the terms of the Asset Purchase Agreement) to satisfy the remaining purchase price obligations of the Asset Purchaser under Section 9.2 of the Asset Purchase Agreement, the Lender agrees to lend to Borrower  the entire amount of its Additional Commitment.  The Borrower agrees that the Additional Loan shall be made on behalf of Borrower but the proceeds of the Additional Loan shall be funded directly to the Issuing Bank to reimburse the Issuing Bank for the Seller’s draw under the Novartis Letter of Credit, if any.  The Additional Commitment shall immediately terminate upon the funding of the Additional Loan.  If the Additional Loan is not funded on the first anniversary of the Closing Date, the Additional Commitment shall immediately terminate.  The Agent shall provide written notice to the Borrower of the funding of the Additional Loan within one Business Day of such funding.

2.1.3.           General.  No portion of the Loans may be re-borrowed once repaid.  The proceeds of the Loans shall be used to finance the consummation of the Asset Purchase.

2.2.              Loan Accounting.

2.2.1.           Recordkeeping.  Agent, on behalf of the Lender, shall record in its records the date and amount of the share of the Loans made by the Lender and each repayment thereof.  The aggregate unpaid principal amount so recorded shall be rebuttably presumptive evidence of the principal amount of the Loans owing and unpaid.  The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of Borrower hereunder or under any Note to repay the principal amount of the Loans hereunder, together with all interest accruing thereon.

2.2.2.           Notes.  At the request of the Lender, the Loans shall be evidenced by one or more Notes, with appropriate insertions, payable to the order of the Lender in a face principal amount equal to the Loans and payable in such amounts and on such dates as are set forth herein.

2.3.              Interest.

2.3.1.           Interest Rate.  Borrower promises to pay interest on the unpaid principal amount of the Initial Loan for the period commencing on the Closing Date until the Initial Loan is Paid in Full at a rate per annum equal to 13.50% simple interest per annum.  Borrower promises to pay interest on the unpaid principal amount of the Additional Loan for the period commencing on the date that the Lender advances the Additional Loan to or on behalf of the Borrower until the Additional Loan is Paid in Full at a rate per annum equal to 14.00% simple interest per annum.  The foregoing notwithstanding, (i) at any time an Event of Default exists, if requested by the Agent or the Lender, the interest rate then applicable to the Initial Loan and the Additional Loan shall be increased by two percent (2.00%) simple interest per annum (and, in the case of Obligations other than the Loans, such Obligations shall bear interest at two percentage points per annum in excess of their contract interest rate) (any such increased rate, the “Default Rate”), (ii) any such increase may thereafter be rescinded by the Lender, and (iii) upon the occurrence of an Event of Default under Section 8.1.1 or 8.1.3, any such increase described in the foregoing clause (i) shall occur automatically.  In no event shall interest payable on the Loans by Borrower to the Lender hereunder exceed the maximum rate permitted under applicable law, and if any such provision of this Agreement is in contravention of any such law, such provision shall be deemed modified to limit such interest to the maximum rate permitted under such law.

2.3.2.           Interest Payments.  Interest accrued on the Loans during the period from the Closing Date until the Maturity Date shall be paid on a monthly basis, in cash, in arrears, on the last day of each calendar month, and, to the extent not paid in advance, upon a prepayment of the Loans in accordance with Section 2.4 and at maturity, in each case, in cash.  After maturity and at any time an Event of Default exists, all accrued interest on the Loans shall be payable in cash on demand at the rates specified in Section 2.3.1.

2.3.3.           Computation of Interest.  Interest shall be computed for the actual number of days elapsed on the basis of a year of 360 days consisting of twelve 30-day months.

2.3.4.           Interest Act (Canada).  For the purposes of Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 360-day or 365-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or 365, as applicable.  The rates of interest under this Agreement are nominal rates, and not effective rates or yields.  The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

2.3.5.           Maximum Lawful Rate.  If any provision of this Agreement would oblige a Canadian Loan Party to make any payment of interest or other amount payable to the Agent in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Agent of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by the Agent of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:

(A)	first, by reducing the amount or rate of interest; and

(B)
thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid which would constitute interest for purposes of section 347 of the Criminal Code (Canada).

Any provision of this Agreement that would oblige a Canadian Loan Party to pay any fine, penalty or rate of interest on any arrears of principal or interest secured by a mortgage on real property or hypothec on immovables that has the effect of increasing the charge on arrears beyond the rate of interest payable on principal money not in arrears shall not apply to such Canadian Loan Party, which shall be required to pay interest on money in arrears at the same rate of interest payable on principal money not in arrears.

2.4.          Prepayment.

2.4.1.       Voluntary Prepayment.

(a)           Borrower may, beginning on June 30, 2014, on at least three (3) Business Days’ written notice to Agent, not later than 12:00 noon New York City time on such day, without penalty or premium, prepay the Initial Loan so long as the aggregate principal amount of the Initial Loan outstanding after any such prepayment equal at least $12,500,000.  Such notice to Agent shall specify the date and amount of prepayment.  Any such prepayment shall be in an amount greater than or equal to $1,000,000 or a higher integral multiple of $500,000.  For the avoidance of doubt, Borrower may not make any voluntary prepayment of the Initial Loan prior to June 30, 2014.

(b)           Borrower may, beginning on June 30, 2013, on at least one (1) Business Days’ written notice to Agent, not later than 12:00 noon New York City time on such day, without penalty or premium, prepay the Additional Loan in full or in part.  Such notice to Agent shall specify the date and amount of prepayment.  Any such prepayment shall be in an amount greater than or equal to $1,000,000 or a higher integral multiple of $500,000.

2.4.2.       Mandatory Prepayment.  Borrower shall prepay the Loans until Paid in Full at the following times and in the following amounts:

(a)           concurrently with the receipt by any Group Member of any Net Cash Proceeds from any Disposition, in an amount equal to such Net Cash Proceeds; and

(b)           concurrently with the receipt by any Group Member of any Net Cash Proceeds from the issuance or incurrence of Debt (other than Debt permitted by Section 7.1 hereof), in an amount equal to such Net Cash Proceeds.

2.4.3.       Prepayments.  Mandatory prepayments on the Loans shall be applied first to reduce the next scheduled repayment (and not any subsequent scheduled repayment) of the Initial Loan under Section 2.6, and then, if the amount of the next scheduled repayment of the Initial Loan is fully satisfied, to reduce the principal amounts outstanding of the Additional Loan.  Any prepayment of a Loan, whether voluntary or mandatory, on any day other than the first day of a calendar month shall include interest on the principal amount being repaid.

2.5.          Scheduled Repayment.

2.5.1.       First Scheduled Payment of the Initial Loan.  The lesser of (a) $5,000,000 in aggregate principal amount of the Initial Loan and (b) the aggregate principal amount of the Initial Loan then outstanding shall be repaid on December 31, 2012.

2.5.2.       Second Scheduled Payment of the Initial Loan.  The lesser of (a) $7,500,000 in aggregate principal amount of the Initial Loan and (b) the aggregate principal amount of the Initial Loan then outstanding shall be repaid on June 30, 2013.

2.5.3.       Third Scheduled Payment.  The lesser of (a) $10,000,000 in aggregate principal amount of the Initial Loan and (b) the aggregate principal amount of the Initial Loan then outstanding shall be repaid on June 30, 2014.

2.5.4.       Payment on Maturity Date.  The outstanding principal balance of the Loans shall be Paid in Full on the Maturity Date.

2.6.          Payment.

2.6.1.       Making of Payments.  All payments of principal of or interest on the Loans, and of all fees, shall be made by Borrower to Agent without setoff, recoupment or counterclaim and in immediately available funds, in the currency required by Section 2.6.5, at the deposit account of Agent in New York, New York set forth on Annex II or at such other deposit account specified by Agent, in any case, not later than 1:00 p.m. New York City time on the date due, and funds received after that hour shall be deemed to have been received by Agent on the following Business Day.  Agent shall promptly remit to the Lender all principal, interest and fee payments received in collected funds by Agent for the account of such Lender.

2.6.2.       Application of Payments and Proceeds.

(a)           Except as set forth in Section 2.4.3, and subject to the provisions of Section 2.6.2(b) below, each payment by Borrower hereunder shall be applied to such Obligations as Borrower shall direct by notice to be received by Agent on or before the date of such payment or, in the absence of such notice, as Agent shall determine in its sole discretion.  Concurrently with each remittance to the Lender of its share of any such payment, Agent shall advise such Lender as to the application of such payment.

(b)           If an Event of Default or an Acceleration Event shall have occurred and be continuing, notwithstanding anything herein or in any other Loan Document to the contrary, Agent shall apply all or any part of payments in respect of the Obligations and proceeds of Collateral, in each case as received by Agent, to the payment of the Obligations in the following order:

(i)            FIRST, to (A) the payment of all fees, costs, expenses and indemnities due and owing to Agent under this Agreement or any other Loan Document, and (B) any other Obligations owing to Agent in respect of sums advanced by Agent to preserve or protect the Collateral or to preserve or protect its security interest in the Collateral (whether or not such Obligations are then due and owing to Agent), until Paid in Full;

(ii)           SECOND, to the payment of all fees, costs, expenses and indemnities due and owing to the Lender until Paid in Full;

(iii)          THIRD, to the payment of all accrued and unpaid interest due and owing to the Lender in respect of the Loans (on a pro rata basis in respect of the Initial Loan and the Additional Loan) until Paid in Full;

(iv)          FOURTH, to the payment of all principal then owing in respect of the Loans (on a pro rata basis in respect of the Initial Loan and the Additional Loan) until Paid in Full;

(v)           FIFTH, to the payment of all other Obligations owing to the Lender until Paid in Full; and

(vi)          SIXTH, the balance to the Borrower or such other Person as may be lawfully entitled thereto.

2.6.3.       Payment Dates.  If any payment of principal of or interest on a Loan, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

2.6.4.       Set-off.  Borrower agrees that Agent and the Lender and its Affiliates have all rights of set-off and bankers’ lien provided by applicable law, and in addition thereto, Borrower agrees that at any time an Event of Default has occurred and is continuing, Agent and the Lender may apply to the payment of any Obligations of Borrower hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of Borrower then or thereafter maintained with Agent or such Lender.

2.6.5.       Currency Matters.  Principal, interest, reimbursement obligations, cash collateral for reimbursement obligations, fees, and all other amounts payable under this Agreement and the other Loan Documents to the Agent and the Lender shall be payable (except as otherwise specifically provided herein) in Dollars.  Unless stated otherwise, all calculations, comparisons, measurements or determinations under this Agreement shall be made in Canadian Dollars.  If the Agent receives a payment in one currency for application to Obligations denominated in another currency (whether as proceeds of Collateral, proceeds of a judgment, or the exercise of control under a Control Agreement or otherwise), the Agent shall convert (or will be deemed to have converted) the payment to the Equivalent Amount thereof in the currency in which the Obligations are due.

Section 3.	Yield Protection.

3.1.          Taxes.

(a)           Except as otherwise provided in this Section 3.1, all payments of principal and interest on the Loans and all other amounts payable under any Loan Document shall be made free and clear of and without deduction or withholding for any present or future income, excise, stamp, documentary, property or franchise taxes or other taxes, fees, duties, levies, withholdings or other charges of any nature whatsoever imposed by any taxing authority, including any interest, additions to tax or penalties applicable thereto (“Taxes”), excluding (i) taxes imposed on or measured by the Lender’s net income by the jurisdiction under which the Lender is organized or conducts business (other than business arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction with respect to the Loans or  pursuant to or enforced any Loan Document), (ii) any branch profit taxes imposed by Canada, or any similar tax imposed by any other jurisdiction, in each case to the extent the applicable Lender is organized or has its applicable lending office in such jurisdiction, and (iii) in the case of any Foreign Lender, any Canadian withholding tax that would not have been imposed but for such Foreign Lender’s failure (other than as a result of a change in law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority) to provide any form or other certificate or other information required by the Borrower for the purpose of reducing or eliminating the withholding or imposition of the Tax, provided, that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender or otherwise impose a material burden on it (collectively, “Excluded Taxes” and all such non-Excluded Taxes, “Non-Excluded Taxes”).  If any withholding or deduction from any payment to be made by Borrower hereunder is required in respect of any Taxes pursuant to any applicable law (as determined in the good faith reasonable discretion of the Borrower or Agent), rule or regulation, then Borrower shall:  (i) timely pay directly to the relevant taxing authority the full amount required to be so withheld or deducted; (ii) within thirty (30) days after the date of any such payment of Taxes, forward to Agent an official receipt or other documentation satisfactory to Agent evidencing such payment to such authority; and (iii) in the case of Non-Excluded Taxes, pay to Agent for the account of the Lender such additional amount or amounts as is necessary to ensure that the net amount actually received by the Lender will equal the full amount the Lender would have received had no such withholding or deduction (including withholdings and deductions applicable to any additional sums payable under this Section 3.1) been required.

(b)           Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(c)           The Borrower shall reimburse and indemnify, within 10 days after receipt of demand therefor (with copy to the Agent), Agent and the Lender for all Non-Excluded Taxes and Other Taxes (including any additional Taxes imposed by any jurisdiction on amounts payable under this Section 3.1) paid by the Agent or the Lender, or required to be withheld or deducted from a payment to the Agent or the Lender, and any liabilities arising therefrom or with respect thereto (including any penalty, interest or expense), whether or not such Taxes were correctly or legally asserted.  A certificate of the Agent or the Lender (or of the Agent on behalf of the Lender) claiming any compensation under this clause (c), setting forth the amounts to be paid thereunder and delivered to the Borrower with copy to the Agent, shall be conclusive, binding and final for all purposes, absent manifest error.

(d)           [Reserved.]

The provisions of this Section 3.1 shall survive the termination of this Agreement and repayment of all Obligations.

3.2.          Increased Cost.

(a)           If, after the Closing Date, the adoption or taking effect of, or any change in, any applicable law, rule, regulation or treaty, or any change in the interpretation or administration of any applicable law, rule, regulation or treaty by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender with any request, rule, guideline or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:  (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by the Lender; (ii) subject the Lender or Agent to any Taxes (other than Taxes indemnified pursuant to Section 3.1); or (iii) shall impose on the Lender any other condition affecting its Loan, its Note or its obligation to make the Loan; and the result of anything described in clauses (i) through (iii) above is to increase the cost to (or to impose a cost on) such Lender of making or maintaining its Loan, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or under its Note with respect thereto, then, upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Agent), Borrower shall pay directly to the Lender such additional amount as will compensate the Lender for such increased cost or such reduction.

(b)           If the Lender shall reasonably determine that any change in, or the adoption or phase-in of, any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or the compliance by the Lender or any Person controlling the Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Lender’s or such controlling Person’s capital as a consequence of such Lender’s Commitments hereunder to a level below that which the Lender or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration the Lender’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by the Lender or such controlling Person to be material, then from time to time, upon demand by the Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Agent), Borrower shall pay to the Lender such additional amount as will compensate the Lender or such controlling Person for such reduction.

(c)           Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented.

3.3.          Mitigation of Circumstances.

The Lender shall promptly notify Borrower and Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Lender’s sole judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, any obligation by Borrower to pay any amount pursuant to Section 3.1 or 3.2.   Borrower hereby agrees to pay all reasonable costs and expenses incurred by Lender in connection with this Section 3.3.

3.4.          Conclusiveness of Statements; Survival.  Determinations and statements of the Lender pursuant to Sections 3.1 or 3.2 shall be conclusive absent demonstrable error provided that the Lender or the Agent provides Borrower with written notification of such determinations and statements.  The Lender may use reasonable averaging and attribution methods in determining compensation under Sections 3.1 or 3.2 and the provisions of such Sections shall survive repayment of the Loans, cancellation of the Notes and termination of this Agreement.

Section 4.	Conditions Precedent.

4.1.          Initial Loan.  The obligation of the Lender to make the Initial Loan on the Closing Date is subject to the following conditions precedent, each of which shall be satisfactory in all respects to Agent and the Lender:

4.1.1.       Consummation of Purchase.  Each of the following shall have occurred:

(a)           The Agent shall have received a complete and correct copy of each of the Asset Purchase Agreement, the Supply Agreement, and the License Agreement, in each case including all schedules, exhibits, amendments, supplements, modifications, assignments and all other material documents delivered pursuant thereto or in connection therewith, and all such documentation shall be satisfactory to the Agent; provided that the Agent agrees that the executed versions of each of the Asset Purchase Agreement, the Supply Agreement, and the License Agreement (together with all exhibits and schedules thereto) in the form delivered to it on July 9, 2012, is satisfactory to it.

(b)           The Asset Purchase and the other transactions contemplated by the Asset Purchase Documents shall have been, or simultaneously with the making of the Initial Loan hereunder shall be, consummated in accordance with applicable law and on the terms described in the Asset Purchase Documents, without material waiver or amendment thereof (or consent thereunder) unless consented to by the Agent (it being understood and agreed that any increase or decrease in the Purchase Price of more than 10% shall be deemed a material amendment).

4.1.2.       Delivery of Loan Documents.  Borrower shall have delivered the following documents in form and substance satisfactory to Agent (and, as applicable, duly executed by all Persons named as parties thereto and dated the Closing Date or an earlier date satisfactory to Agent):

(a)           Agreement.  This Agreement.

(b)           Notes.  A Note in respect of the Initial Loan.

(c)           Collateral Documents.  The Guarantee and Collateral Agreements, all other Collateral Documents, and all instruments, documents, certificates and agreements executed or delivered pursuant thereto (including Intellectual Property assignments and pledged equity and limited liability company interests in the Borrower and the Borrower’s Subsidiaries, with undated irrevocable transfer powers executed in blank), in each case, executed and delivered by each Loan Party and each other Person named as a party thereto.

(d)           Financing Statements.  Properly completed Uniform Commercial Code financing statements, PPSA filings, and other filings and documents required by law or the Loan Documents to provide Agent perfected Liens (subject only to Permitted Liens) in the Collateral.

(e)           Lien Searches.  Copies of Uniform Commercial Code and PPSA search reports listing all effective financing statements or equivalent filings filed against any Loan Party, with copies of such financing statements and filings; and copies of Patent, Trademark, Copyright and Internet Domain Name search reports in material jurisdictions listing all effective collateral assignments in respect of such Intellectual Property filed with respect to any Loan Party, with copies of such collateral assignment documentation.

(f)           Authorization Documents.  For each Loan Party, such Person’s (i) charter (or similar formation document), certified by the appropriate Governmental Authority (as applicable) in its jurisdiction of incorporation (or formation) (including, in relation to a Dutch Loan Party, a recent extract from the Dutch Trade Register (handelsregister) relating to it), (ii) good standing certificates in its jurisdiction of incorporation (or formation) and in each other jurisdiction requested by Agent or the Lender, (iii) limited liability company agreement, partnership agreement, bylaws (and similar governing document) (as applicable), (iv) (a) resolutions of its board of directors (or similar governing body) approving and authorizing such Person’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby, (b) in respect of a Dutch Loan Party: (1) a copy of a resolution of its board of supervisory directors (if any) approving its execution and the terms of, and the transactions contemplated by, the Loan Documents to which it is a party; (2) a copy of a resolution of its general meeting of shareholders approving its execution and the terms of, and the transactions contemplated by, the Loan Documents to which it is a party; and (3) if it is required by law or any arrangement binding on it to obtain works council advice in respect of its or any other person’s entry into the Loan Documents, a copy of an unconditional positive advice from its (central) works council; and (v) signature and incumbency certificates of its directors and/or officers executing any of the Loan Documents, all certified by its secretary or an assistant secretary (or similar officer) as being in full force and effect without modification.

(g)           Opinions of Counsel.  Opinions of New York counsel for each Loan Party, of British Columbia counsel for each Loan Party formed in Canada, of Dutch Counsel for the Dutch Loan Party, and of Luxembourg counsel for each Loan Party formed in Luxembourg, each in form and substance requested by Agent.

(h)           Insurance.  Certificates or other evidence of insurance in effect as required by Section 6.3(b), with endorsements naming Agent as lenders’ loss payee and/or additional insured, as applicable.

(i)            Other Documents.  Such other certificates, documents and agreements that may be listed on the closing checklist provided by Agent to the Borrower or as Agent or the Lender may request.

4.1.3.       Payment of Fees and Expenses.  The Borrower shall have paid, on or prior to the Closing Date, all fees and expenses owing and payable to Agent and the Lender as of the Closing Date (including the fees payable pursuant to the Fee Letter as of the Closing Date) and, subject to Section 10.4 and without duplication, all fees, expenses and other amounts payable set forth herein and costs and expenses incurred by Agent and the Lender in connection with the transactions contemplated hereby which are required to be paid by the Borrower.

4.1.4.       Representations and Warranties.  Each representation and warranty by each Loan Party contained herein or in any other Loan Document shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of the Closing Date.

4.1.5.       No Default.  No Default or Event of Default shall have occurred and be continuing.

4.1.6.       No Material Adverse Change.  Except as set forth in Schedule 4.1.6 hereto, since September 30, 2011, there has been no event or occurrence that has or could reasonably be expected to result in a Material Adverse Effect.

Section 5.	Representations and Warranties.

To induce Agent and the Lender to enter into this Agreement and to induce the Lender to advance the Loans hereunder, Borrower represents and warrants to Agent and the Lender that each of the following are, and after giving effect to the Asset Purchase Transactions, will be, true, correct and complete:

5.1.          Organization.  Borrower is a corporation validly existing and in good standing under the laws of British Columbia; each other Loan Party is validly existing and in good standing (as applicable) under the laws of the jurisdiction of its organization; and each Loan Party is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.  The “centre of main interests” (as that term is used in the Insolvency Regulation) of Merus Labs Luxco S.à r.l. is in Luxembourg, and Merus Labs Luxco S.à r.l has no “establishment” (as that term is used in the Insolvency Regulation) outside Luxembourg.

5.2.           Authorization; No Conflict.  Each of Borrower and each other Loan Party is duly authorized to execute and deliver each Loan Document and each Asset Purchase Document to which it is a party, Borrower is duly authorized to borrow monies hereunder, the granting of the security interests pursuant to the Collateral Documents is within the corporate purposes of Borrower and each other Loan Party, and each of Borrower and each other Loan Party is duly authorized to perform its Obligations under each Loan Document to which it is a party and its obligations under each Asset Purchase Document to which it is a party.  The execution, delivery and performance by Borrower of this Agreement and by each of Borrower and each Loan Party of each Loan Document to which it is a party and each Asset Purchase Document to which it is a party, and the borrowings by Borrower hereunder, do not and will not (a) require any consent or approval of any governmental agency or authority (other than (i) any consent or approval which has been obtained and is in full force and effect, (ii) recordings and filings in connection with the Liens granted to the Agent under the Collateral Documents and (iii) with respect to Marketing Authorizations (as defined in the Asset Purchase Agreement) to be obtained after the Closing Date in accordance with the terms of the Asset Purchase Agreement), (b) conflict with (i) any provision of applicable law, (ii) the charter, by-laws, limited liability company agreement, partnership agreement or other organizational documents of any Group Member or (iii) any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon any Group Member or any of their respective properties or (c) require, or result in, the creation or imposition of any Lien on any asset of Borrower or any other Group Member (other than Liens in favor of Agent created pursuant to the Collateral Documents).

5.3.           Validity; Binding Nature.  Each of this Agreement, each other Loan Document to which Borrower or any other Loan Party is a party and each Asset Purchase Document to which any Loan Party is a party is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

5.4.           Financial Condition.

(a)           The audited consolidated financial statements of Borrower and its Subsidiaries (presented on a consolidated basis) as at September 30, 2011, together with the unaudited consolidated financial statements of Borrower and its Subsidiaries (presented on a consolidated basis) as at March 31, 2012, copies of each of which have been delivered pursuant hereto, were prepared in accordance with IFRS (or, in the case of the audited financial statements for the periods ending on or prior to September 30, 2011, Canadian GAAP) (subject, in the case of such unaudited statements, to the absence of footnotes and to normal year-end adjustments) and present fairly the consolidated financial condition of such Persons as at such dates and the results of their operations for the periods then ended.

(b)           The consolidated financial projections (including an operating budget and a cash flow budget) of Borrower and its Subsidiaries for the period commencing June 30, 2012 through March 31, 2015 delivered to Agent and the Lender on or prior to the Closing Date and attached as Schedule 5.4 were: (i) prepared by Borrower in good faith; (ii) based upon current expectations regarding future events; and (iii)  prepared in accordance with assumptions for which Borrower has a reasonable basis to believe as of the Closing Date, and the accompanying consolidated pro forma balance sheets of Borrower and its Subsidiaries as at the Closing Date, adjusted to give effect to the consummation of the financing contemplated hereby as if such transactions had occurred on such date, is consistent in all material respects with such projections; with the recognition, however, that projections are inherently subject to varying degrees of uncertainty and their achievability, despite the reasonableness upon which they were prepared, depend upon the timing and probability of occurrence of a complex series of future events, both internal and external, certain of which are beyond Borrower’s control, and which may result in future costs, results of operations or outcomes that may be materially different from the projections attached as Schedule 5.4.

5.5.           No Material Adverse Change.  Except as set forth in Schedule 4.1.6, since September 30, 2011, there has been no event or occurrence that has or could reasonably be expected to result in a Material Adverse Effect.

5.6.           Litigation.  No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to any Loan Party’s knowledge, threatened, against any Loan Party or any of their respective properties which (i) purport to affect or pertain to this Agreement, any other Loan Document, any Asset Purchase Document or any of the transactions contemplated hereby or thereby or (ii) except as set forth in Schedule 5.6(a), could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement, any other Loan Document or any Asset Purchase Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.  As of the Closing Date, except as specifically disclosed in Schedule 5.6(b), no Group Member is the subject of an audit or, to each Group Member’s knowledge, any review or investigation by any Governmental Authority (excluding the IRS and other taxing authorities) concerning the violation or possible violation of any requirement of law.

5.7.           Ownership of Properties; Liens.  As of the date hereof, there are no Liens on the Collateral other than those granted in favor of the Agent to secure the Obligations and Permitted Liens.  Each of Borrower and each other Loan Party owns good and, in the case of real property, marketable, title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to Intellectual Property), except as permitted by Section 7.2.  As of the Closing Date, Schedule 5.7 lists all of the real property owned, leased, subleased or otherwise owned or occupied by any Group Member.

5.8.           Capitalization; Subsidiaries.

(a)           Equity Interests.  Schedule 5.8 sets forth a list, as of the Closing Date, of (i) all the Subsidiaries of Borrower and their jurisdictions of organization and (ii) the number of each class of its Stock and Stock Equivalents outstanding.  All Stock and Stock Equivalents of each Group Member are duly and validly issued and, in the case of each entity that is a corporation, are fully paid and non-assessable, and, other than the Stock and Stock Equivalents of Borrower, are owned by Borrower, directly or indirectly through Wholly-Owned Subsidiaries.  Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Stock and Stock Equivalents pledged by it to the Agent under the Collateral Documents, free of any and all Liens, rights or claims of other persons, except the security interest created by the Collateral Documents, and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Stock and Stock Equivalents. Other than the the security interest created by the Collateral Documents, there is no floating charge (gage sur fonds de commerce) or similar security in existence on the business of the Borrower or Merus Labs Luxco S.à r.l, nor any mandate with a view to the creation thereof.  Except as set forth on Schedule 5.8, as of the Closing Date no Group Member is engaged in any joint venture with any other Person.

(b)           No Consent of Third Parties Required.  No consent of any person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary or reasonably desirable (from the perspective of a secured party) in connection with the creation, perfection or first priority status of the security interest of the Agent in any Stock and Stock Equivalents pledged to the Agent for the benefit of the Lender under the Collateral Documents or the exercise by the Agent of the voting or other rights provided for in the Collateral Documents or the exercise of remedies in respect thereof.

5.9.          Pension Plans.

(a)           U.S. Pension Plans.  No Loan Parties have any liability under ERISA and no Loan Party sponsors any “pension plan” or has any liability subject to Title IV of ERISA.

(b)           Canadian Employees.

(i)            Except as set forth on Schedule 5.9(b) (as updated from time to time) and as of the date hereof, no Canadian Loan Party maintains or contributes to any plan other than statutory plans required by applicable law.

(ii)           Except as set forth in Schedule 5.9(b) and as of the date hereof, no Canadian Loan Party has or is subject to any present or future obligation or liability under any Canadian Employee Plan and any overtime pay, vacation pay, premiums for unemployment insurance, health and welfare insurance premiums, accrued wages, salaries and commissions, severance pay and employee benefit plan payments have been fully paid by each Canadian Loan Party or, in the case of accrued unpaid overtime pay or accrued unpaid vacation pay for Canadian Employees, has been accurately accounted for in the books and records of each Canadian Loan Party or has been reported pursuant to the collateral reporting obligation pursuant to Section 5.9(b).

(iii)          Schedule 5.9(b) (as updated from time to time) lists all the Canadian Pension Plans and Canadian Employee Plans applicable to the Canadian Employees of each Canadian Loan Party in respect of employment in Canada and which are currently maintained or sponsored by each Canadian Loan Party or to which each Canadian Loan Party contributes or has an obligation to contribute, except, for greater certainty, any statutory plans to which each Canadian Loan Party is obligated to contribute to or comply with under applicable law.

(iv)          No improvements to any Canadian Pension Plan or any Canadian Employee Plan have been promised, except such improvements as are described in the collective bargaining agreements listed in Schedule 5.9(b) (as updated from time to time), and no amendments or improvements to a Canadian Employee Plan will be made or promised by any Canadian Loan Party before the Closing Date.

(v)           Except as disclosed in Schedule 5.9(b) (as updated from time to time), no Canadian Loan Party provides benefits to retired Canadian Employees or to beneficiaries or dependents of retired Canadian Employees.

(vi)          All obligations regarding the Canadian Pension Plans and the Canadian Employee Plans (including current service contributions) have been satisfied, there are no outstanding defaults or violations by any party to any Canadian Pension Plan and any Canadian Employee Plan and no taxes, penalties or fees are owing or exigible under any of the Canadian Employee Plans, except which could not reasonably be expected to result in a Material Adverse Effect.  Except as disclosed in Schedule 5.9(b), as of the date hereof, each Canadian Pension Plan and each Canadian Employee Plan is fully funded or fully insured pursuant to the actuarial assumptions and methodology set out in Schedule 5.9(b) (as updated from time to time) and, in the case of a Canadian Pension Plan, as required under the most recent actuarial valuation filed with the applicable governmental authority pursuant to generally accepted actuarial practices and principles.  To the best knowledge of each Canadian Loan Party, no fact or circumstance exists that could adversely affect the tax-exempt status of a Canadian Pension Plan or Canadian Employee Plan.

(vii)         All contributions, assessments, premiums, fees, taxes, penalties or fines in relation to the Canadian Employees have been duly paid and there is no outstanding liability of any kind in relation to the employment of the Canadian Employees or the termination of employment of any Canadian Employee.

(viii)        Each Canadian Loan Party is in compliance with all requirements of Canadian Employee Benefits Legislation and health and safety, workers compensation, employment standards, labor relations, health insurance, employment insurance, protection of personal information, human rights laws and any Canadian federal, provincial or local counterparts or equivalents in each case, as applicable to the Canadian Employees and as amended from time to time.

5.10.        Compliance with Law; Investment Company Act; Other Regulated Entities.  Except as set out in Schedule 5.10, Borrower and each other Group Member possesses all necessary authorizations, permits, licenses and approvals from all Governmental Authorities in order to conduct their respective businesses as presently conducted.  All business and operations of the Borrower and each other Group Member complies with all applicable federal, state and local laws and regulations, except where the failure so to comply could not reasonably be expected to result in a Material Adverse Effect.  Neither the Borrower nor any other Group Member is operating any aspect of its business under any agreement, settlement, order or other arrangement with any Governmental Authority. Neither Borrower nor any other Group Member is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company”, within the meaning of the Investment Company Act of 1940.  None of any Group Member, any Person controlling any Group Member, or any Subsidiary of any Group Member, is subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute, rule or regulation limiting its ability to incur Debt, pledge its assets or perform its Obligations under the Loan Documents.

5.11.           Margin Stock.  Neither Borrower nor any Group Member is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.  No portion of the Obligations is secured directly or indirectly by Margin Stock.

5.12.           Taxes.  Except as disclosed in Schedule 5.12, each of Borrower and each other Group Member has filed all federal, state, provincial, local and foreign income, sales, goods and services, harmonized sales and franchise and other material tax returns, reports and statements (collectively, the “Tax Returns”) with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are or were required to be filed. All such Tax Returns are true and correct in all material respects. All Taxes, charges and other impositions reflected therein or otherwise due and payable have been paid prior to the date on which any liability may be added thereto for non-payment thereof, except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Group Member, as applicable, in accordance with IFRS.  Except as specifically disclosed in Schedule 5.12, no Tax Return is under audit or examination by any Governmental Authority and no notice of such an audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority.  Proper and accurate amounts have been withheld by each Group Member, as applicable, from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable requirements of law and such withholdings have been timely paid to the respective Governmental Authorities.  No Group Member has been a member of an affiliated, combined or unitary group other than the group of which a Group Member is the common parent or has liability for Taxes of any other person.  Except as otherwise permitted under the Agreement or as set out in Schedule 5.12, each Group Member has withheld and remitted all required amounts within the prescribed periods to the appropriate governmental authorities, and in particular has deducted, remitted and paid all Canada Pension Plan contributions, Quebec Pension Plan contributions, workers compensation assessments, employment insurance premiums, employee health premiums, and real estate taxes within the prescribed periods to the appropriate governmental authorities.  Borrower is resident in Canada for purposes of the Tax Act, is not resident in any other country, and no other country has asserted residency with respect to Borrower for purposes of the other country’s Tax Laws.

5.13.           Solvency.  Both immediately before and after giving effect to (a) the Loans made on or prior to the date this representation and warranty is made or remade, (b) the disbursement of proceeds of such Loans, (c) the consummation of the transactions contemplated by the Asset Purchase Documents and (d) the payment and accrual of all transaction costs in connection with the foregoing, with respect to the Borrower and each other Loan Party, on a consolidated basis, (i) the fair value of its assets is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated, (ii) the present fair saleable value of its assets is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, (iii) it is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (iv) it does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature and (v) it is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital.  None of Merus Labs Luxco S.à r.l.’s managers has taken any resolution to effect, and to the best of each such manager’s knowledge no party has initiated, any of the following proceedings against Merus Labs Luxco S.à r.l.: (i) insolvency proceedings (faillite), or (ii) proceedings for voluntary arrangement with its creditors (concordat préventif de faillite), (iii) controlled management (gestion contrôlée) or (iv) suspension of payments (sursis de paiement) or (v) voluntary dissolution or liquidation (dissolution ou liquidation volontaire) or (vi) any similar foreign law proceedings having similar effects.

5.14.           Environmental Matters.  The on-going operations of Borrower and each other Group Member comply in all respects with all Environmental Laws, except such non-compliance which could not (if enforced in accordance with applicable law) reasonably be expected to result in a Material Adverse Effect.  Borrower and each other Group Member have obtained, and maintained in good standing, all licenses, permits, authorizations and registrations required under any Environmental Law and necessary for their respective ordinary course operations, and Borrower and each other Group Member are in compliance with all material terms and conditions thereof, except where the failure to do so could not reasonably be expected to result in material liability to Borrower or any other Group Member and could not reasonably be expected to result in a Material Adverse Effect.  Except as set forth on Schedule 5.14, none of Borrower, any other Group Member or any of their respective properties or operations is subject to any outstanding written order from or agreement with any federal, state or local Governmental Authority, nor subject to any judicial or docketed administrative proceeding, nor subject to any indemnification agreement or other contractual obligation, respecting any Environmental Law, Environmental Claim or Hazardous Substance.  There are no Hazardous Substances or other conditions or circumstances existing with respect to any property, or arising from operations prior to the Closing Date, of Borrower or any other Group Member that could reasonably be expected to result in a Material Adverse Effect.  Neither Borrower nor any other Group Member has any underground or above ground storage tanks that are not properly registered or permitted under applicable Environmental Laws or that are leaking or disposing of Hazardous Substances.

5.15.           Insurance.  Borrower and each other Group Member and their respective properties are insured with financially sound and reputable insurance companies which are not Affiliates of Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower or such other Group Member operates.  A true and complete listing of such insurance as of the Closing Date, including issuers, coverages and deductibles, is set forth on Schedule 5.15.

5.16.           Information.  All information heretofore or contemporaneously herewith furnished in writing by Borrower or any other Loan Party to Agent or the Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of Borrower or any Loan Party to Agent or the Lender pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by Agent and the Lender that any projections and forecasts provided by Borrower are based on good faith estimates and assumptions believed by Borrower to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

5.17.           Intellectual Property.  Each Group Member owns, or is licensed or otherwise has the right to use, all Intellectual Property necessary to conduct its business as currently conducted except for such Intellectual Property the failure of which to own or have a license or other right to use would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  To the knowledge of each Group Member, (a) the conduct and operations of the businesses of each Group Member do not infringe, misappropriate, dilute or violate any Intellectual Property owned by any other Person and (b) no other Person has contested any right, title or interest of any Group Member in any Intellectual Property, other than, in each case, as cannot reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.18.           Labor Matters.  Except as set forth on Schedule 5.18, neither Borrower nor any other Group Member is subject to any labor or collective bargaining agreement.  There are no existing or threatened strikes, lockouts or other labor disputes involving Borrower or any other Group Member that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect.  Hours worked by and payment made to employees of Borrower and the other Group Members are not in violation of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters.

5.19.           Canadian Labour Matters

(a)              Except as disclosed in Schedule 5.19,

(i)              No Canadian Loan Party is a party to any application, complaint, grievance, arbitration, or other proceeding under any statute or under any collective agreement related to any Canadian Employee or the termination of any Canadian Employee and there is no complaint, inquiry or other investigation by any regulatory or other administrative authority or agency with regard to or in relation to any Canadian Employee or the termination of any Canadian Employee; and

(ii)              No Canadian Loan Party has engaged in any unfair labor practice, nor is any Canadian Loan Party aware of any pending or threatened complaint regarding any alleged unfair labor practices.

5.20.           No Default.  No Default or Event of Default exists or would result from the incurring of any Obligations by any Loan Party or the grant or perfection of the Agent’s Liens on the Collateral or the consummation of the transactions contemplated by the Asset Purchase Documents.  No Group Member is in default under or with respect to any contractual obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect.

5.21.           Foreign Assets Control Regulations and Anti-Money Laundering.

5.21.1.        OFAC.  Each Group Member is and will remain in compliance in all material respects with all U.S. and Canadian economic sanctions laws, Executive Orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Criminal Code (Canada), the United Nations Act (Canada) and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to any of the foregoing.  No Group Member (i) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (ii) is a Person designated by the Canadian government on any list set out in the United Nations Al-Qaida and Taliban Regulations, the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism or the Criminal Code (collectively, the “Terrorist Lists”) with which a Canadian Person cannot deal with or otherwise engage in business transactions, (iii) is a Person who is otherwise the target of U.S. or Canadian economic sanctions laws such that a U.S. Person or Canadian Person cannot deal or otherwise engage in business transactions with such Person or (iv) is controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List, a Terrorist List or a foreign government that is the target of U.S. or Canadian economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under U.S. law or Canadian law.

5.21.2.        Patriot Act.  The Group Members and each of their Affiliates are in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) the Patriot Act and (c) other federal, provincial or state laws or similar foreign laws relating to “know your customer” and anti-money laundering rules and regulations, including without limitation, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).  No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

5.22.           Senior Debt.  The Obligations shall rank pari passu with any other senior Debt of the Loan Parties, and shall constitute senior indebtedness as defined in any other documentation documenting any junior indebtedness of any Loan Party.

5.23.           Withholdings and Remittances.  Each Canadian Loan Party has remitted all Canada Pension Plan contributions, provincial pension plan contributions, workers’ compensation assessments, employment insurance premiums, employee health premiums, municipal real estate taxes and other taxes payable under applicable law by them, and, furthermore, have withheld from each payment made to any of its present or former employees, officers and directors, and to all persons who are non-residents of Canada for the purposes of the Tax Act all amounts required by law to be withheld, including without limitation all payroll deductions required to be withheld and has remitted such amounts to the proper governmental authority within the time required under applicable law.

5.24.           Asset Purchase Documentation.  As of the Closing Date, the Borrower has delivered to the Agent a complete and correct copy of the Asset Purchase Documents (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other material documents delivered pursuant thereto or in connection therewith).  No Loan Party and, to the best of each Loan Party’s knowledge, no other party thereto is in default in the performance or compliance with any provisions thereof.  The Asset Purchase Agreement complies in all material respects with, and the transactions contemplated by the Asset Purchase Documents have been (or, substantially contemporaneously herewith will be) consummated in all material respects in accordance with, all applicable requirements of law.  The Asset Purchase Agreement is in full force and effect and has not been terminated, rescinded or withdrawn.  All material requisite approvals by Governmental Authorities having jurisdiction over the Seller, any Group Member or the other Persons referenced therein with respect to the transactions contemplated by the Asset Purchase Documents have been obtained, and no such approvals impose any conditions to the consummation of the transactions contemplated by the Asset Purchase Documents or to the conduct by any Loan Party of its business thereafter.  To the best of each Loan Party’s knowledge, the Seller and Asset Purchaser’s representations or warranties in the Asset Purchase Agreement are true and correct in all material respects.

5.25.           Inactive Subsidiaries.  No Inactive Subsidiary (x) has any Subsidiaries, assets, properties, rights, liabilities or operations or (y) engages in any business.  Except as set forth in Schedule 5.25, no Stock of any Inactive Subsidiary is evidenced by certificates.1

Section 6.	Affirmative Covenants.

Until all Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) are Paid in Full, each Loan Party agrees that, unless at any time the Lender shall otherwise expressly consent in writing, it will:

6.1.             Information.  Unless such information set out below is available in the Public Record, furnish to Agent and the Lender:

1 Note: Any stock disclosed on Schedule 5.25 will be required to be delivered as a closing condition.

6.1.1.           Annual Report.  Promptly when available and in any event within the time period prescribed by any relevant Governmental Authority:  a copy of the annual audit report for Borrower and its Subsidiaries for such Fiscal Year, along with the audited consolidated financial statements of Borrower and the Subsidiaries as at the end of such Fiscal Year, which audit report is without qualification by independent auditors of recognized standing selected by Borrower and acceptable to Agent in its reasonable discretion (it being understood that as of the Closing Date, the Borrower’s auditor as of the date hereof, Deloitte & Touche LLP, is acceptable to Agent).

6.1.2.           Quarterly Reports.  Promptly when available and in any event within the time period prescribed by any relevant Governmental Authority, consolidated balance sheets of Borrower and its Subsidiaries as of the end of such fiscal quarter, together with consolidated financial statements for such period and a customary Management Discussion and Analysis relating to such information, together with a comparison with the corresponding period of the previous Fiscal Year and a comparison with the budget for such period of the current Fiscal Year, certified by the chief financial officer of Borrower.

6.1.3.           [Reserved].

6.1.4.           Compliance Certificate.  Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 6.1.1 and each set of statements pursuant to Section 6.1.2 for each calendar quarter (beginning with the calendar quarter ending March 31, 2013) a duly completed Compliance Certificate, with appropriate insertions, dated the date of such annual report or such quarterly statements, and signed by the chief financial officer of Borrower, containing a computation of each of the financial ratios and restrictions set forth in Section 7.13 and to the effect that such officer has not become aware of any Event of Default or Default that has occurred and is continuing or, if there is any such Event of Default, describing it and the steps, if any, being taken to cure it.

6.1.5.           [Reserved].

6.1.6.           Notice of Default; Litigation; ERISA Matters.  Promptly upon becoming aware of any of the following, written notice describing the same and the steps being taken by Borrower or the applicable Loan Party affected thereby with respect thereto:

(a)               the occurrence of an Event of Default or a Default;

(b)               any litigation, arbitration or governmental investigation or proceeding not previously disclosed by Borrower to the Lender which has been instituted or, to the knowledge of Borrower, is threatened against Borrower or any other Group Member, or to which any of the properties of any thereof is subject, which could reasonably be expected to have a Material Adverse Effect;

(c)               [Reserved];

(d)               any cancellation or material change in coverage in any insurance maintained by Borrower or any other Group Member; or

(e)               any other event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim, (ii) the enactment or effectiveness of any law, rule or regulation, (iii) any violation or noncompliance with any law or (iv) any breach or non-performance of, or any default under, any contractual obligation of any Group Member) which could reasonably be expected to have a Material Adverse Effect.

6.1.7.           Management Report.  Promptly upon receipt thereof, copies of all detailed financial and management reports submitted to Borrower or any other Loan Party by independent auditors in connection with each annual or interim audit made by such auditors of the books of Borrower or any other Loan Party.

6.1.8.           Projections.  As soon as practicable, and in any event not later than 30 days after the commencement of each Fiscal Year, financial projections for Borrower and its Subsidiaries for such Fiscal Year (including monthly operating and cash flow budgets) prepared in a manner consistent with the projections delivered by Borrower to Agent prior to the Closing Date or otherwise in a manner reasonably satisfactory to Agent, accompanied by a certificate of the chief financial officer of Borrower to the effect that (a) such projections were prepared by Borrower, in good faith, (b) Borrower has a reasonable basis for the assumptions contained in such projections and (c) such projections have been prepared in accordance with such assumptions.

6.1.9.           Other Information.  Promptly from time to time, such other information concerning Borrower and any other Group Member as the Lender or Agent may reasonably request.

6.2.              Books; Records; Inspections.  Keep, and cause each other Loan Party to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with IFRS; permit, and cause each other Loan Party to permit, Agent (accompanied by the Lender) or any representative thereof to inspect, at any reasonable time and with reasonable notice (or at any time without notice if an Event of Default exists), the properties and operations of Borrower or such other Loan Party; and permit, and cause each other Loan Party to permit, at any reasonable time and with reasonable notice (or at any time without notice if an Event of Default exists), Agent (accompanied by the Lender) or any representative thereof to visit any or all of its offices, to discuss its financial matters with its directors  or officers and its independent auditors (and Borrower hereby authorizes such independent auditors to discuss such financial matters with the Lender or Agent or any representative thereof), and to examine (and, at the expense of Borrower or the applicable Loan Party, photocopy extracts from) any of its books or other records; and permit, and cause each other Loan Party to permit, Agent and its representatives to inspect, at any reasonable time and with reasonable notice (or at any time without notice if an Event of Default exists), the Collateral and other tangible assets of Borrower or such Loan Party, to perform appraisals of the equipment of Borrower or such Party, and to inspect, audit, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to any Collateral.

6.3.           Maintenance of Property; Insurance.

(a)            Keep, and cause each other Loan Party to keep, all property useful and necessary in the business of Borrower or such other Loan Party in good working order and condition, ordinary wear and tear excepted.

(b)            Maintain, and cause each other Group Member to maintain, with responsible insurance companies, such insurance coverage as shall be required by all laws, governmental regulations and court decrees and orders applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated; provided that in any event, such insurance shall insure against all risks and liabilities of the type insured against as of the Closing Date and shall have insured amounts no less than, and deductibles no higher than, those amounts provided for as of the Closing Date.  Upon request of Agent or the Lender, Borrower shall furnish to Agent or such Lender a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by Borrower and each other Group Member.  Borrower shall cause each issuer of an insurance policy to provide Agent with an endorsement (i) showing Agent as a loss payee with respect to each policy of property or casualty insurance and naming Agent as an additional insured with respect to each policy of liability insurance, (ii) providing that 30 days’ notice will be given to Agent prior to any cancellation of, or reduction or change in coverage provided by or other material modification to such policy and (iii) acceptable in all other respects to Agent.  Borrower shall execute and deliver to Agent, upon request of Agent, a collateral assignment, in form and substance satisfactory to Agent, of each business interruption insurance policy maintained by the Loan Parties.

(c)            Unless Borrower provides Agent with evidence of the continuing insurance coverage required by this Agreement, Agent may purchase insurance (to the extent of such insurance coverage as shall be required by clause (b) above) at Borrower’s expense to protect Agent’s and the Lender’s interests in the Collateral.  This insurance may, but need not, protect Borrower’s and each other Group Member’s interests.  The coverage that Agent purchases may, but need not, pay any claim that is made against Borrower or any other Group Member in connection with the Collateral.  Borrower may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that Borrower has obtained the insurance coverage required by this Agreement.  If Agent purchases insurance for the Collateral, as set forth above, Borrower will be responsible for the costs of that insurance, including interest and any other charges that may be imposed with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance and the costs of the insurance may be added to the principal amount of the Loans owing hereunder.

6.4.           Compliance with Laws and Contractual Obligations; Payment of Taxes and Liabilities.

(a)            Comply, and cause each other Group Member to comply, in all material respects with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits and all indentures, agreements and other instruments binding upon it or its property, except where failure to comply could not reasonably be expected to have a Material Adverse Effect; (b) without limiting clause (a) above, ensure, and cause each other Group Member to ensure, that no person who owns a controlling interest in or otherwise controls a Group Member is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC, Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a person designated under Section 1(b), (c) or (d) of Executive Order 13224, any related enabling legislation or any other similar Executive Orders; (c) without limiting clause (a) above, comply and cause each other Group Member to comply, with all applicable Bank Secrecy Act and anti-money laundering laws and regulations; and (d) timely prepare and file all Tax Returns required to be filed by applicable law and pay, and cause each other Group Member to pay, prior to delinquency, all taxes and other governmental charges against it or any of its property, as well as claims of any kind which, if unpaid, could become a Lien on any of its property; provided that the foregoing shall not require Borrower or any other Group Member to pay any such Tax or charge so long as it shall promptly contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with IFRS;

6.5.           Maintenance of Existence.  Maintain and preserve, and (subject to Section 7.5) cause each other Loan Party to maintain and preserve, (a) its existence and good standing (as applicable) in the jurisdiction of its organization and (b) its qualification to do business and good standing (as applicable) in each jurisdiction where the nature of its business makes such qualification necessary, other than any such jurisdiction where the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect.

6.6.           Employee Benefit Plans.

(a)            Canadian Employees.

(i)             Each Canadian Loan Party will cause to be delivered to the Agent, promptly upon the Agent’s written request, a copy of each Canadian Pension Plan and Canadian Employee Plan and, if applicable, related trust agreements or other funding instruments and all amendments thereto.

(ii)            Each Canadian Loan Party shall to the extent it receives any correspondence from any Governmental Authority with respect to any revocation of a Canadian Pension Plan or Canadian Employee Plan, promptly provide the Agent with such correspondence.  Each Canadian Loan Party shall ensure that each Canadian Pension Plan or Canadian Employee Plan retains its registered status under and is administered in all material respects in accordance with the terms of the applicable Canadian Pension Plan text, funding agreement and Canadian Employee Benefits Legislation.

(iii)           Each Canadian Loan Party will cause all reports and disclosures required by any Canadian Pension Plan or applicable Canadian Employee Benefits Legislation to be filed and distributed as required.

(iv)           Each applicable Canadian Loan Party shall perform in all material respects all obligations (including (if applicable), funding, investment and administration obligations) required to be performed by such Canadian Loan Party in connection with each applicable Canadian Pension Plan and Canadian Employee Plan and the funding therefore; make and pay all current service and, as applicable, special payments relating to solvency deficiencies under each applicable Canadian Pension Plan and pay all premiums required to be made or paid by it in accordance with the terms of each applicable Canadian Employee Plan and Canadian Employee Benefits Legislation and withhold by way of authorized payroll deductions or otherwise collect and pay into the applicable Canadian Pension Plan or Canadian Employee Plan all employee contributions required to be withheld or collected by it in accordance with the terms of each applicable Canadian Pension Plan or Canadian Employee Plan, and Canadian Employee Benefits Legislation; and ensure that, to the extent that such Canadian Loan Party has a Canadian Pension Plan which is a defined benefit pension plan, that such plan is fully funded, both on an ongoing basis and on a solvency basis (using actuarial methods and assumptions which are consistent with the actuarial valuations last filed with the applicable governmental authorities and which are consistent with Canadian GAAP or IFRS).

6.7.           Environmental Matters.  If any release or disposal of Hazardous Substances shall occur or shall have occurred on or from any real property or any other assets of Borrower or any other Group Member, cause, or direct the applicable Group Member to cause, the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as is necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets.  Without limiting the generality of the foregoing, Borrower shall, and shall cause each other Group Member to, comply with each valid Federal or state judicial or administrative order requiring the performance at any real property by Borrower or any other Group Member of activities in response to the release or threatened release of a Hazardous Substance.  If any violation of any Environmental Law shall occur or shall have occurred at any real property or any other assets of Borrower or any other Group Member or otherwise in connection with their operations, cause, or direct the applicable Group Member to cause, the prompt correction of such violation.

6.8.           Asset Purchase.  The Borrower shall cause the Asset Purchase to be consummated in accordance with the terms of the Asset Purchase Documents and applicable requirements of law and shall cause compliance by Asset Purchaser in all material respects with its obligations under the Asset Purchase Documents.  The Loan Parties shall deliver such agreements, documents and instruments reasonably requested by Agent to evidence consummation of the transactions contemplated by the Asset Purchase Documents.

6.9.           Further Assurances.  Promptly upon request by the Agent, the Loan Parties shall (and, subject to the limitations hereinafter set forth, shall cause each of their Subsidiaries to) take such additional actions as the Agent may reasonably require from time to time in order (i) to subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests, whether now owned or hereafter acquired, covered or intended to be covered by any of the Collateral Documents, (ii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iii) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Agent and the Lender the rights granted or now or hereafter intended to be granted to the Agent and the Lender under any Loan Document or under any other document executed in connection therewith.  Without limiting the generality of the foregoing and except as otherwise approved in writing by the Lender, the Loan Parties shall cause each of their Subsidiaries (including any Subsidiary formed or acquired after the Closing Date by any Loan Party, but excluding Inactive Subsidiaries) to guaranty the Obligations and cause each such Subsidiary to grant to the Agent, for the benefit of the Agent and the Lender, a security interest in, subject to the limitations hereinafter set forth, all of such Subsidiary’s property to secure such guaranty, in each case pursuant to documents in form and substance reasonably  satisfactory to Agent.  Furthermore and except as otherwise approved in writing by the Lender, Borrower shall, and shall cause each of its Subsidiaries (except Inactive Subsidiaries) to, pledge all of the Stock and Stock Equivalents of each of its Subsidiaries to the Agent for the benefit of the Agent and the Lender, to secure the Obligations, in each case pursuant to documents in form and substance reasonably satisfactory to Agent.  In connection with each pledge of Stock and Stock Equivalents, Borrower and each such Loan Party Subsidiary shall deliver, or cause to be delivered, to the Agent, irrevocable proxies and stock powers and/or assignments, as applicable, duly executed in blank, in each case pursuant to documents in form and substance satisfactory to Agent.  In the event any Loan Party acquires or leases as lessee any real property, simultaneously with such acquisition, such Person shall execute and/or deliver, or cause to be executed and/or delivered, to the Agent, (x) a fully executed Mortgage, in form and substance reasonably satisfactory to the Agent together with in the case of a lease, such lease amendments, consents and/or estoppels as Agent may reasonably request, and in any event, together with an A.L.T.A. lender’s title insurance policy issued by a title insurer reasonably satisfactory to the Agent, in form and substance and in an amount reasonably satisfactory to the Agent insuring that the Mortgage is a valid and enforceable first priority Lien on the respective property, free and clear of all defects, encumbrances and Liens, (y) then current A.L.T.A. surveys, certified to the Agent and the Lender by a licensed surveyor sufficient to allow the issuer of the lender’s title insurance policy to issue such policy without a survey exception and (z) an environmental site assessment prepared by a qualified firm acceptable to the Agent, in form and substance reasonably satisfactory to the Agent.

6.10.         Post-Closing Obligations.

(a)            Within thirty (30) days after the Closing Date (subject to extension by the Agent in its sole discretion), the Loan Parties shall deliver to Agent a deposit account or securities account, as applicable, Control Agreement for each deposit account and securities account maintained by any Loan Party Subsidiary (other than zero balance payroll and similar accounts), in form and substance satisfactory to the Agent.

(b)            Each Loan Party shall use commercially reasonable efforts to obtain a Collateral Access Agreement from the lessor of each leased property, bailee in possession of any Collateral or mortgage of any owned property with respect to each location where any Collateral is stored or located, which Collateral Access Agreement shall be in form and substance reasonably satisfactory to Agent.

(c)            Within three (3) months after the Closing Date (subject to extension by the Agent in its sole discretion), the Loan Parties shall cause each Inactive Subsidiary that is then wholly-owned, directly or indirectly, by the Borrower to wind up, liquidate, dissolve or otherwise cease to exist other than Orbis Pharma Inc.

(d)           Within five (5) Business Days after the Closing Date (subject to extension by the Agent in its sole discretion), Borrower and ECG Holdings Inc. shall deliver to Agent, as Collateral for the Obligations, a certificate evidencing all of the issued and outstanding Stock of ECG Holdings Inc., along with a stock power duly executed in blank, in each case in form and substance satisfactory to Agent.

(e)           Within five (5) Business Days after the Closing Date (subject to extension by the Agent in its sole discretion), the Borrower shall cause the PPSA registration (Reference File No. 676936017, Registration No. 20120320105815295321) registered against the Borrower in favor of Royal Bank of Canada in the Ontario Personal Property Registry, to be discharged, and shall provide the Agent with satisfactory evidence of such discharge.

(f)            Within three (3) Business Days after the Closing Date (subject to extension by the Agent in its sole discretion), the Borrower shall deliver to Agent, in form and substance satisfactory to Agent, certificates or other evidence of insurance in effect as required by Section 6.3(b), with endorsements naming Agent as lenders’ loss payee and/or additional insured, as applicable.

6.11.        Board Observer.  Agent shall have the right to designate one (1) observer (the “Board Observer”) to attend, as a nonvoting observer, two meetings of the board of directors of the Borrower in each Fiscal Year (each, a “Board Meeting”) at which the Borrower’s management is scheduled to present the Borrower’s financial statements and financial and operating results and discuss the marketing of Enablex / Emselex.  The Borrower shall provide the Board Observer with (i) reasonable advance notice of all Board Meetings or notice of such Board Meetings at the same time such notice is delivered to the directors and (ii) provide all documents and other written materials (including consents) delivered to the directors in connection with such meetings at the same time such notice and documents and other written materials are delivered to the directors.  The Borrower shall reimburse the Board Observer for its reasonable, documented out-of-pocket fees, costs, expenses and disbursements (including reasonable and documented travel and lodging expenses) in connection with attending Board Meetings.  The Board Observer shall be subject to the same obligations of confidentiality as a director, except that the Board Observer may disclose or communicate information to the Agent and the Lender notwithstanding such obligations.

Section 7.	Negative Covenants.

Until the Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) are Paid in Full, each Loan Party agrees that, unless at any time the Lender shall otherwise expressly consent in writing, it will:

7.1.          Debt.  Not, and not suffer or permit any Group Member to, create, incur, assume or suffer to exist any Debt, except for the following Debt of the Borrower and/or Loan Party Subsidiaries:

(a)           Obligations under this Agreement and the other Loan Documents;

(b)           Debt secured by Liens permitted by Section 7.2(d), and any Permitted Refinancings thereof; provided that the aggregate principal amount of all such Debt at any time outstanding shall not exceed CDN$1,000,000;

(c)            Debt which is subordinated to the Obligations under this Agreement and the other Loan Documents, provided that (i) the holder(s) of such Debt enter into a subordination agreement with Agent on behalf of the Lender on terms and conditions satisfactory to Agent and the Lender prior to the incurrence thereof, (ii) the Borrower and its Subsidiaries shall be in compliance, on a Pro Forma Basis giving effect to the incurrence of such Debt and the application of the proceeds thereof, with the financial covenants set forth in Section 7.13 (but, in the case of the Maximum Total Leverage Ratio, determining the maximum permissible Maximum Total Leverage Ratio as 0.25 less than the applicable Maximum Total Leverage Ratio set forth in Section 7.13.2 for the applicable Computation Period), in each case for the most recently ended Computation Period for which financial statements are available (and disregarding the qualifications in Section 7.13 that limit the applicability of the financial covenants therein to Computation Periods ending on or after March 31, 2013), and (iii) the Fixed Charges Coverage Ratio, on a Pro Forma Basis giving effect to the incurrence of such Debt and the application of the proceeds thereof, for the most recently ended Computation Period for which financial statements are available, shall be not less than the Fixed Charges Coverage Ratio Requirement for such Computation Period;

(d)           Debt of Borrower to any Loan Party that is a Wholly-Owned Subsidiary of Borrower or Debt of any Loan Party that is a Wholly-Owned Subsidiary of Borrower to Borrower or another Loan Party that is a Wholly-Owned  Subsidiary of Borrower; provided that all such Debt shall be evidenced by a global intercompany demand note in form and substance satisfactory to Agent and pledged and delivered to Agent pursuant to the applicable Collateral Document as additional collateral security for the Obligations, and the obligations under such demand note shall be subordinated to the Obligations hereunder in a manner satisfactory to Agent;

(e)            Debt described on Schedule 7.1 as of the Closing Date, and any Permitted Refinancing thereof;

(f)            Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions permitted under Section 7.5;

(g)           Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Debt is extinguished within two (2) Business Days of notice to Borrower or the relevant Subsidiary of its incurrence;

(h)           Debt incurred in connection with the financing of insurance premiums in the ordinary course of business;

(i)            guaranties by Borrower of the Debt of any Loan Party that is a Wholly-Owned Subsidiary of Borrower or guaranties by any Subsidiary thereof of the Debt of Borrower in each case so long as such Debt is permitted under this Section 7.1;

(j)            Debt arising from agreements of the Borrower or any Loan Party Subsidiary of the Borrower providing for indemnification, adjustment of purchase price or similar obligations (including earn-outs), in each case entered into in connection with Permitted Acquisitions or the disposition of any business, assets or Stock permitted by this Agreement;

(k)            Debt of a Loan Party Subsidiary of the Borrower issued and outstanding on the date on which such Subsidiary was acquired by the Borrower or a Subsidiary of the Borrower in a transaction constituting a Permitted Acquisition permitted under Section 7.11(g), together with any Permitted Refinancing thereof; provided that, (i) such Debt (x) was not incurred in connection with or in anticipation of such Permitted Acquisition and (y) is not secured by any Lien created in connection with or in anticipation of such Permitted Acquisition or on any property other than that which secured it before such Permitted Acquisition and (ii) the aggregate outstanding principal amount of all such Debt does not exceed CDN$2,000,000 at any time; and

(l)            Permitted Seller Debt; provided that (i) the aggregate outstanding principal amount of all such Permitted Seller Debt does not exceed CDN$2,000,000 at any time and (y) no Group Member other than the Borrower will be obligated in respect of Permitted Seller Debt.

7.2.          Liens.  Not, and not suffer or permit any Group Member to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:

(a)           Liens for Taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves in accordance with IFRS and the execution or other enforcement of which is effectively stayed;

(b)           Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics, customs brokers, landlords and materialmen and other similar Liens imposed by law and (ii) Liens consisting of pledges or deposits incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA or similar Canadian Employee Benefits Legislation) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being diligently contested in good faith by appropriate proceedings and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves in accordance with IFRS and the execution or other enforcement of which is effectively stayed;

(c)           Liens described on Schedule 7.2 as of the Closing Date;

(d)           (i) Liens arising in connection with Capital Leases (and attaching only to the property being leased), and (ii) Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property; provided that any such Lien attaches to such property within 60 days of the acquisition thereof and attaches solely to the property so acquired; provided, further, that the aggregate principal amount of all Debt secured by the Liens permitted pursuant to this Section 7.2(d) shall at any time outstanding not exceed CDN$1,000,000;

(e)           attachments, appeal bonds, judgments and other similar Liens, in connection with judgments the existence of which do not constitute an Event of Default;

(f)            easements, encroachments, rights of way, leases, subleases, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of Borrower or any Subsidiary;

(g)           any interest or title of a lessor or sublessor under any lease (other than a Capital Lease) or of a licensor or sublicensor under any license, in each case permitted by this Agreement;

(h)           Liens arising from precautionary uniform commercial code financing statements filed under any lease (other than a Capital Lease) permitted by this Agreement;

(i)             Liens arising under the Loan Documents;

(j)             the replacement, extension or renewal of any Lien permitted by clause (c) above upon or in the same property subject thereto arising out of the Permitted Refinancing of the Debt secured thereby;

(k)            Liens securing acquired Indebtedness permitted by this Section 7.1(k); provided that such Liens do not extend to property not subject to such Liens at the time of acquisition and were not granted in connection therewith or anticipation thereof (other than improvements thereon); and

(l)             Liens on any property of the Borrower or any of its Subsidiaries securing any of their Debt or their other liabilities; provided, however, that the aggregate outstanding principal amount of all such Debt and other liabilities shall not exceed CDN$500,000 at any time.

7.3.           [Omitted].

7.4.           Restricted Payments.  Not, and not suffer or permit any Group Member to, (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any Stock or Stock Equivalent, (ii) purchase, redeem or otherwise acquire for value any Stock or Stock Equivalent now or hereafter outstanding or (iii) make any payment or prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, Debt that is subordinated by its terms to the payment of the Obligations (the items described in clauses (i), (ii) and (iii) above are referred to as “Restricted Payments”); except that any Subsidiary of the Borrower may declare and pay dividends to, repay intercompany debt owed to, and make internal profit-sharing payments to, the Borrower or any Loan Party that is a Wholly-Owned Subsidiary of the Borrower, and except that:

(a)            Borrower may repurchase or redeem Qualified Capital Stock of Borrower held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of any Loan Party, upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate cash consideration paid for all such redemptions and payments of Qualified Capital Stock shall not exceed, in any fiscal year, CDN$1,000,000;

(b)            each Loan Party may declare and make dividend payments or other distributions solely in Qualified Capital Stock of such Person;

(c)            the Borrower may make cashless repurchases of Stock deemed to occur upon exercise of stock options if such Stock represents a portion of the exercise price of such options;

(d)           the Borrower may make cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Stock of the Borrower; and

(e)            the Borrower may make regularly scheduled payments of interest on subordinated Debt incurred pursuant to Section 7.1(c) or (d), to the extent such payments are permitted by the subordination provisions applicable to such Debt.

7.5.           Mergers; Consolidations; Asset Sales.

(a)            Not, and not suffer or permit any Group Member to, be a party to any merger, consolidation or amalgamation, except (1) in connection with a Permitted Acquisition, (2) for any such merger or consolidation of any Subsidiary of Borrower into Borrower (so long as the Borrower survives such merger) or any Loan Party that is a Wholly-Owned Subsidiary of Borrower, as applicable (so long as such Loan Party that is a Wholly-Owned Subsidiary survives such merger) and (3) for any amalgamation of any Subsidiary of Borrower with Borrower or any Wholly-Owned Loan Party Subsidiary of Borrower; provided, in the case of any amalgamation pursuant to clauses (1) or (3) comprising any Loan Party as an amalgamating corporation or company, that (x) by operation of law the automatic result of such amalgamation (without the need for further action by any party) is that, and the amalgamated corporation confirms to the Agent and the Lender in writing that, the amalgamated corporation is liable, by operation of law or otherwise, for the obligations, liabilities and indebtedness of the amalgamating corporations or companies under the Loan Documents (including the Obligations of such amalgamating Loan Party thereunder), and (y) the amalgamated corporation delivers to the Agent any Loan Documents, certificates, opinions and other documents as the Agent may reasonably request in connection therewith.

(b)           Except as disclosed in Schedule 7.5, not, and not suffer or permit any Group Member to, sell, transfer, dispose of, convey or lease any of its assets or Stock and Stock Equivalents of any Group Member (other than, for the avoidance of doubt, issuance of Stock and Stock Equivalents by the Borrower in a manner otherwise permitted by this Agreement), or sell or assign with or without recourse any receivables, except for (i) sales of inventory or used, worn-out or surplus equipment, all in the ordinary course of business, (ii) sales and dispositions of assets (excluding any Stock and Stock Equivalents of Borrower or any Subsidiary of Borrower) for at least fair market value (as determined by the board of directors of Borrower) so long as at least 75% of the purchase price therefor is in cash and the net book value of all assets sold or otherwise disposed of in any Fiscal Year does not exceed CDN$1,000,000, (iii) the abandonment or other disposition of Intellectual Property that is no longer material to the conduct of the business of the Loan Parties as determined by the Borrower in its reasonable business judgment, (iv) dispositions of cash and Cash Equivalent Investments, (v) licenses, sublicenses, leases or subleases (including any license or sublicense of Intellectual Property) granted to third parties in the ordinary course of business not interfering with the business of the Loan Parties in any material respect as determined by the Borrower in its reasonable business judgment, (vi) the granting of Liens permitted under Section 7.2, Restricted Payments permitted by Section 7.4, transactions permitted by Section 7.5(a) and Investments permitted by Section 7.11 and (vii) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party provided the proceeds thereof are applied in accordance with Section 2.4.2(i).

7.6.          Modification of Asset Purchase and Organizational Documents.  Not, and not suffer or permit any waiver, amendment or modification of any term of any Asset Purchase Document, or any term of the charter, limited liability company agreement, partnership agreement, articles of incorporation, by-laws or other organizational documents of Borrower or any other Group Member,  in each case except for those waivers, amendments and modifications that do not materially adversely affect the interests of the Agent or the Lender under the Loan Documents or in the Collateral (it being understood and agreed that any adverse impact on the effectiveness or validity of any Collateral Document or the Liens granted to the Agent thereunder shall be deemed to materially adversely affect such interests of the Agent and the Lender).

7.7.          Use of Proceeds.  Not use the proceeds of the Loans for any purposes other than solely as provided in Section 2.1.3.

7.8.          Transactions with Affiliates.  Not, and not suffer or permit any Group Member to, enter into any transaction with any Affiliate of the Borrower or of any such Group Member, except:

(a)           Restricted Payments permitted by Section 7.4, Loans permitted by Section 7.1(d), transactions permitted by Section 7.5(a) and Investments permitted by Section 7.11(a) and (e);

(b)           in the ordinary course of business and pursuant to the reasonable requirements of the business of such Loan Party or such Subsidiary; provided that, in the case of this clause (b), such transaction shall be upon fair and reasonable terms no less favorable to such Loan Party or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of the Borrower or such Subsidiary and which are disclosed in writing to the Agent;

(c)           payment of compensation and benefits (including customary indemnities) to officers, directors and employees for actual services rendered to the Loan Parties in the ordinary course of business;

(d)           payment of reasonable and customary fees to members of the boards of directors (or similar governing body) of the Loan Parties, and the reimbursement of actual out of pocket expenses incurred in connection with attending board of director meetings; and

(e)           advances for reasonable travel and entertainment expenses and reasonable relocation costs and expenses and other reasonable loans and advances in the ordinary course of business.

7.9.          Inconsistent Agreements.  Not, and not suffer or permit any other Group Member to, enter into any agreement containing any provision which would (i) be violated or breached by any borrowing by Borrower hereunder or by the performance by Borrower or any other Loan Party of any of its Obligations hereunder or under any other Loan Document, (ii) prohibit Borrower or any other Group Member from granting to Agent and the Lender a Lien on any of its assets that constitute Collateral or (iii) other than pursuant to any agreement in effect on the Closing Date and set forth on Schedule 7.9, or pursuant to the Loan Documents, create or permit to exist or become effective any encumbrance or restriction on the ability of any other Subsidiary to (x) pay dividends or make other distributions to Borrower or any Wholly-Owned  Subsidiary, or pay any Debt owed to Borrower or any Wholly-Owned Subsidiary, (y) make loans or advances to Borrower or any Wholly-Owned Subsidiary or (z) transfer any of its assets or properties to Borrower or any Wholly-Owned Subsidiary, except, in the case of clause (ii) and (iii) above: (a) negative pledges and restrictions on Liens in favor of any holder of Debt permitted under Section 7.1(b) and 7.1(k) but solely to the extent any negative pledge or limitation on Liens relates to the property that is the subject of such Debt and the proceeds and products thereof, (b) customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (c) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (d) [Reserved], (e) related to any sale, transfer, disposition or conveyance of property permitted by Section 7.5(b) pending such sale, transfer, disposition or conveyance, solely to the assets subject to such sale, transfer, disposition or conveyance of property and (f) prohibitions and limitations that exist pursuant to applicable requirements of law.

7.10.        Business Activities.  Not, and not suffer or permit any Group Member to, engage in any line of business other than the businesses engaged in on the Closing Date and businesses reasonably related thereto or such other businesses as could reasonably be contemplated to be engaged in by any Loan Party as a result of such Loan Party carrying out its business strategy as set forth in the Public Record, provided that such businesses are in the biopharmaceuticals and medical devices industry.

7.11.        Investments.  Not, and not suffer or permit any Group Member to, make or permit to exist, any Investment in any other Person, except the following:

(a)           Investments between or among the Loan Parties;

(b)           Investments constituting Debt permitted by Section 7.1(d);

(c)           Contingent Obligations constituting Debt permitted by Section 7.1;

(d)           Cash Equivalent Investments;

(e)           loans and advances to employees in the ordinary course of business not to exceed CDN$100,000 in aggregate principal amount at any time outstanding;

(f)            Investments listed on Schedule 7.11 as of the Closing Date;

(g)           Permitted Acquisitions;

(h)           Investments in Permitted Joint Ventures in the aggregate at any time outstanding for all such Investments not to exceed CDN$1,000,000;

(i)            extensions of trade credit in the ordinary course of business;

(j)            other Investments (excluding any Investments consisting of general partnership interests or other Stock of non-wholly owned Persons in respect of which there is unlimited equity holder liability) in an aggregate amount not to exceed CDN$1,000,000 at any time outstanding.

7.12.        Fiscal Year.  Not, and not suffer or permit any other Group Member to, change its Fiscal Year.

7.13.        Financial Covenants.

7.13.1.     EBITDA. Not and not suffer or permit EBITDA for any Computation Period ending on or after March 31, 2013, to be less than the applicable amount set forth below for such Computation Period (subject to adjustment as described in Section 7.13.5); provided, that with respect to any incurrence of subordinated Debt pursuant to Section 7.1(c), and any Permitted Acquisition, in each case to be consummated prior to the availability of financial statements for the Fiscal Quarter ending March 31, 2013, EBITDA shall not be less than CDN$3,183,144:

Computation Period	Amount

March 31, 2013	CDN$3,742,450

June 30, 2013	CDN$3,754,851

September 30, 2013	CDN$3,306,511

December 31, 2013	CDN$3,451,299

March 31, 2014	CDN$3,940,505

June 30, 2014	CDN$3,827,624

September 30, 2014	CDN$3,365,298

December 31, 2014	CDN$3,516,795

March 31, 2015	CDN$5,003,949

7.13.2.      Maximum Total Leverage Ratio.  Not and not suffer or permit the Maximum Total Leverage Ratio for any Computation Period ending on or after March 31, 2013, to be more than the applicable Maximum Total Leverage Ratio set forth below at the end of each such Computation Period:

Computation Period	Ratio

September 30, 2012	7.0:1.0

December 31, 2012	7.0:1.0

March 31, 2013	7.0:1.0

June 30, 2013	7.0:1.0

September 30, 2013	7.0:1.0

December 31, 2013	7.0:1.0

March 31, 2014	7.0:1.0

June 30, 2014	7.0:1.0

September 30, 2014	7.0:1.0

December 31, 2014	7.0:1.0

March 31, 2015	7.0:1.0

7.13.3.      Minimum Net Sales.  Not and not suffer or permit Net Sales for any Computation Period ending on or after March 31, 2013, to be less than the applicable Net Sales set forth below at the end of each such Computation Period (subject to adjustment as described in Section 7.13.5); provided, that with respect to any incurrence of subordinated Debt pursuant to Section 7.1(c), and any Permitted Acquisition, in each case to be consummated prior to the availability of financial statements for the Fiscal Quarter ending March 31, 2013, Net Sales shall not be less than CDN$5,886,643:

Computation Period	Amount

March 31, 2013	CDN$6,402,763

June 30, 2013	CDN$6,278,829

September 30, 2013	CDN$5,821,096

December 31, 2013	CDN$6,058,685

March 31, 2014	CDN$6,575,332

June 30, 2014	CDN$6,388,129

September 30, 2014	CDN$5,916,371

December 31, 2014	CDN$6,161,926

March 31, 2015	CDN$7,771,238

7.13.4.     Sinking Fund Deposit Cure.  If, at any time, the Borrower deposits cash into the Sinking Fund Account (the amount of such deposit, the “Sinking Fund Deposit Amount”), then:

(a)           If such deposit is made after the end of a Fiscal Quarter and prior to 30 days after the date on which financial statements are required to be delivered pursuant to Section 6.1.1 or 6.1.2 with respect to such Fiscal Quarter (such 30th day, the “Required Deposit Date”; and the Computation Period ending on the same date as the last date of such Fiscal Quarter, the “Reference Computation Period”), then Borrower may by written notice to the Agent declare the deposit to be a “Retroactive Effect Deposit” (such notice, the “Sinking Fund Deposit Cure Notice”).  No later than the date on which financial statements are required to be delivered pursuant to Section 6.1.1 or 6.1.2 for the applicable Reference Computation Period, the Borrower shall deliver the Sinking Fund Deposit Cure Notice to the Agent declaring the intention to make a Retroactive Effect Deposit .

(b)           Solely in the case of a Retroactive Effect Deposit, for purposes of determining the Maximum Total Leverage Ratio for the Reference Computation Period, the amount of Excess Cash shall be calculated as though the Sinking Fund Deposit Amount were deposited into the Sinking Fund Account on the last date of the Reference Computation Period.

(c)           Solely in the case of a Retroactive Effect Deposit, for purposes of determining EBITDA for the Reference Computation Period, the required EBITDA shall be reduced by CDN$500,000 for each CDN$5,000,000 of new Excess Cash deposited in the Sinking Fund Account after the end of the applicable Fiscal Quarter by the Required Deposit Date.

(d)           Solely in the case of a Retroactive Effect Deposit, for purposes of determining Net Sales for the Reference Computation Period, the required Net Sales shall be reduced by CDN$850,000 for each CDN$5,000,000 of new Excess Cash deposited in the Sinking Fund Account after the end of the applicable Fiscal Quarter by the Required Deposit Date.

7.13.5.     Principal Repayment and Excess Cash in Sinking Fund.

(a)           The amount set forth opposite each Computation Period in the chart in Section 7.13.1,  commencing with the next following Computation Period ending after a repayment or prepayment of any principal amount of the Loans in accordance with the terms of this Agreement, any deposit of Excess Cash in the Sinking Fund Account or the termination in full of the Additional Commitment (without any advance of Additional Loans) as a result of the expiration of the Novartis Letter of Credit without having been drawn, shall be decreased by CDN$500,000 for each CDN$5,000,000 in aggregate of (i) principal of the Loans so repaid or prepaid, (ii) Excess Cash so deposited in the Sinking Fund Account, and (iii) the amount of the Additional Commitment so terminated, and compliance with the financial covenant in Section 7.13.1 for each Computation Period shall be determined by reference to such new amounts.

(b)           The amount set forth opposite each Computation Period in the chart in Section 7.13.3,  commencing with the next following Computation Period ending after a repayment or prepayment of any principal amount of the Loans in accordance with the terms of this Agreement, any deposit of Excess Cash in the Sinking Fund Account or the termination in full of the Additional Commitment (without any advance of Additional Loans) as a result of the expiration of the Novartis Letter of Credit without having been drawn, shall be decreased by CDN$850,000 for each CDN$5,000,000 in aggregate of (i) principal of the Loans so repaid or prepaid, (ii) Excess Cash so deposited in the Sinking Fund Account, and (iii) the amount of the Additional Commitment so terminated, and compliance with the financial covenant in Section 7.13.3 for each Computation Period shall be determined by reference to such new amounts.

7.14.        Deposit Accounts and Securities Accounts.  Not, and not suffer or permit any Group Member to, maintain or establish any deposit account or securities account other than the deposit accounts and securities accounts set forth on Schedule 7.14 without prior written notice to Agent and unless Agent, Borrower or such other Group Member and the bank or securities intermediary at which such deposit account or securities account, as applicable, is to be opened or maintained enter into a Control Agreement (blocked account agreement with respect to a deposit account in Canada) regarding such deposit account or securities account, as applicable, on terms satisfactory to Agent.

7.15.        Sale-Leasebacks.  Not and not suffer or permit any Group Member to, engage in a sale leaseback, synthetic lease or similar transaction involving any of its assets.

7.16.        Hazardous Substances.  Not, and not suffer or permit any other Group Member to, cause or suffer to exist any release of any Hazardous Substances at, to or from any real property owned, leased, subleased or otherwise operated or occupied by any Group Member that would violate any Environmental Law, form the basis for any Environmental Claims or otherwise adversely affect the value or marketability of any real property (whether or not owned by any Group Member), other than such violations, Environmental Claims and effects that would not, in the aggregate, be reasonably be expected to have a Material Adverse Effect.  Notwithstanding the foregoing, under no circumstances will any Group Member cause or suffer to exist any disposal of any Hazardous Substances at, on, under or in any real property owned, leased, subleased, or otherwise operated or occupied by any Group Member.

7.17.        Asset Purchase Agreement Indemnity.  Not, and not suffer or permit, directly or indirectly, the seeking of pricing and reimbursement for the Product (as defined in the Asset Purchase Agreement) in France, Italy or Spain in contravention of Section 11.5(d) of the Asset Purchase Agreement.

7.18.        Establishment of Defined Benefit Plan.  Notwithstanding any other provision of this Agreement or any other Loan Document, not, and not suffer or permit, (i) establishing or contributing to any Defined Benefit Plan or (ii) acquiring an interest in any Person if such Pension sponsors, administers, maintains or contributes to, or has any liability in respect of any Defined Benefit Plan.

7.19.        ERISA Liability.  Not, and not suffer or permit, any liability under ERISA and the sponsorship of any “pension plan” or any liability subject to Title IV of ERISA.

7.20.        Inactive Subsidiaries.  Not suffer or permit any Inactive Subsidiary (x) to have any Subsidiaries, assets, properties, rights, liabilities or operations, (y) to engage in any business or enter into any transaction except as required by Section 6.10(c), or (z) other than in the case of Orbis Pharma Inc., to have any of its Stock evidenced by certificates.

Section 8.	Events of Default; Remedies.

8.1.           Events of Default.  Each of the following shall constitute an Event of Default under this Agreement:

8.1.1.       Non-Payment of Credit.  Default, in the payment when due of the principal of the Loan shall occur; or default, and continuance thereof for 5 Business Days, in the payment when due of any interest, fee, or other amount payable by any Loan Party hereunder or under any other Loan Document shall occur.

8.1.2.       Default Under Other Debt.

(a)           Any default for the payment of principal or interest when due shall occur under the terms applicable to any Debt (other than the Obligations) of any Group Member in an aggregate amount (for all such Debt so affected and including undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding CDN$1,000,000; and

(b)           Any default shall occur under the terms applicable to any Debt (other than the Obligations) of any Group Member in an aggregate amount (for all such Debt so affected and including undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding CDN$1,000,000 and such default shall result in the acceleration of the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable (or require Borrower or any other Group Member to purchase or redeem such Debt or post cash collateral in respect thereof) prior to its expressed maturity.

8.1.3.       Bankruptcy; Insolvency.  Any Loan Party becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or any Loan Party applies for, consents to, or acquiesces in the appointment of a trustee, receiver, ad hoc manager or other custodian for such Loan Party or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver, ad hoc manager or other custodian is appointed for any Loan Party or for a substantial part of the property of any Loan Party and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law (including in respect of Merus Labs Luxco S.à r.l.: (i) insolvency proceedings (faillite), or (ii) proceedings for voluntary arrangement with its creditors (concordat préventif de faillite), (iii) controlled management (gestion contrôlée) or (iv) suspension of payments (sursis de paiement) or (v) voluntary dissolution or liquidation (dissolution ou liquidation volontaire) or (vi) any similar foreign law proceedings having similar effects), or any dissolution or liquidation proceeding, is commenced in respect of any Loan Party, and if such case or proceeding is not commenced by such Loan Party, it is consented to or acquiesced in by such Loan Party, or remains for 60 days undismissed; or any Loan Party takes any action to authorize, or in furtherance of, any of the foregoing.

8.1.4.       Plan of Arrangement.  If any Loan Party or any other Person shall take any steps or actions (other than preparation of preliminary legal documentation and similar preparatory actions) to pursue or provide any notice to any Person that they intend to pursue a recapitalization of any Loan Party, whether pursuant to a plan of arrangement under the Canada Business Corporations Act (Canada) or otherwise.

8.1.5.       Non-Compliance with Loan Documents.

(a)            Failure by Borrower or any other Loan Party to comply with or to perform any covenant set forth in Sections 6.1.1, 6.1.2, 6.1.4, 6.1.6, 6.3(b), 6.5, 6.7, 6.8 and 7; (b) default by the Asset Purchaser in any material respect of any of its obligations under the Asset Purchase Documents or (c) failure by Borrower or any other Loan Party to comply with or to perform any other provision of this Agreement or any other Loan Document applicable to it (and not constituting an Event of Default under any other provision of this Section 8) and continuance of such failure described in this clause (c) for 30 days.

8.1.6.       Representations; Warranties.  Any representation or warranty made by any Loan Party herein or any other Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by any Loan Party to Agent or the Lender in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

8.1.7.       [Reserved].

8.1.8.       Canadian Pensions Plans.  (a) Any Person institutes steps to terminate a Canadian Pension Plan or causes such Canadian Pension Plan to no longer be registered if required to be registered, if as a result of such termination or de-registration any Loan Party could be required to make a contribution to such Canadian Pension Plan, or could incur a liability or obligation to such Canadian Pension Plan, in excess of CDN$50,000; or (b) a contribution failure occurs with respect to any Canadian Pension Plan sufficient to give rise to a Lien under any Canadian Employee Benefits Legislation.

8.1.9.       Judgments.

(a)           Final judgments which exceed an aggregate of CDN$1,000,000 shall be rendered against any Group Member and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within 30 days after entry or filing of such judgments; or

(b)           One or more non-monetary judgments, orders or decrees shall be rendered against any one or more of the Loan Parties or any of their respective Subsidiaries which has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

8.1.10.     Invalidity of Collateral Documents.  Any Collateral Document shall cease to be in full force and effect; or any Group Member or other grantor or pledgor (or any Person by, through or on behalf of any Group Member, grantor or pledgor) shall contest in any manner the validity, binding nature or enforceability of any Collateral Document.

8.1.11.     Invalidity of Subordination Provisions.  Any subordination provision in any document or instrument governing Debt that is intended to be subordinated to the Obligations or any subordination provision in any subordination agreement that relates to any such Debt, or any subordination provision in any guaranty by any Loan Party of any such Debt, shall cease to be in full force and effect, or any Person (including the holder of any applicable Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision.

8.1.12.     Change of Control.  (a) A Change of Control shall occur, (b) Borrower shall cease to, directly or indirectly, own and control 100% of each class of the outstanding Stock and Stock Equivalents of each Subsidiary of the Borrower, or (c) a “Change of Control” or other similar event shall occur, as defined in, or under, any indenture, agreement, instrument or other documentation evidencing or otherwise relating to any Debt.

8.2.          Remedies.  If any Event of Default described in Section 8.1.3 shall occur, the Loans and all other Obligations shall become immediately due and payable and all outstanding Commitments shall terminate, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, Agent may, and upon the written request of the Lender shall, declare all or any part of the Loans and other Obligations to be due and payable and/or all or any part of the Commitments then outstanding to be terminated, whereupon the Loans and other Obligations shall become immediately due and payable (in whole or in part, as applicable), and such Commitments shall immediately terminate (in whole or in part, as applicable), all without presentment, demand, protest or notice of any kind.  Agent shall promptly advise Borrower of any such declaration, but failure to do so shall not impair the effect of such declaration.  Any cash collateral delivered hereunder shall be applied by Agent to any remaining Obligations and any excess remaining after the Obligations shall have been Paid in Full shall be delivered to Borrower or as a court of competent jurisdiction may elect.

8.3.          Borrower’s Right to Cure.  Notwithstanding anything to the contrary contained in Section 8.1.5, in the event of any Event of Default under Section 7.13 (a “Curable Default”), the Borrower may cure such Event of Default if it complies with the provisions set forth in Section 7.13.4.  From the effective date of the delivery of the Sinking Fund Deposit Cure Notice to Agent until the earlier to occur of the Required Deposit Date and the date on which Agent is notified that the applicable Retroactive Effect Deposit will not be deposited into the Sinking Fund Account, neither Agent nor Lender shall impose the Default Rate, accelerate the Obligations or exercise any enforcement remedy against any Group Member or any of their respective properties solely as a result of the existence of the applicable Curable Default.  In the event that the applicable Retroactive Effect Deposit is deposited into the Sinking Fund Account and the inclusion of the Retroactive Effect Deposit in the calculation of, as applicable, EBITDA, the Maximum Total Leverage Ratio or Net Sales for the Reference Computation Period results in compliance with, respectively, Section 7.13.1, Section 7.13.2 or Section 7.13.3 for the Reference Computation Period, the applicable Curable Default shall be deemed waived.

Section 9.	Agent.

9.1.          Appointment; Authorization.

(a)           Each Lender hereby irrevocably appoints, designates and authorizes Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with the Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent.

9.2.          Delegation of Duties.  Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects with reasonable care.

9.3.           Limited Liability.  None of Agent or any of its directors, officers, employees or agents shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except to the extent resulting from its own gross negligence or willful misconduct as determined in a final non-appealable judgment by a court of competent jurisdiction), or (b) be responsible in any manner to the Lender for any recital, statement, representation or warranty made by any Loan Party or Affiliate of any Loan Party, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (or the creation, perfection or priority of any Lien or security interest therein), or for any failure of any Loan Party or any other party to any Loan Document to perform its Obligations hereunder or thereunder.  Agent shall not be under any obligation to the Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or Affiliate of any Loan Party.

9.4.           Successor Agent.  Agent may resign as Agent at any time upon 30 days’ prior notice to the Lender.  If Agent resigns under this Agreement, the Lender shall, with (so long as no Event of Default exists) the consent of Borrower (which shall not be unreasonably withheld or delayed), appoint a successor agent for the Lender.  If no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, on behalf after consulting with the Lender and (so long as no Event of Default exists) Borrower, a successor agent.  Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor agent, and the retiring Agent’s appointment, powers and duties as Agent shall be terminated.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 9 and Sections 10.4 and 10.5 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.  If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lender shall perform all of the duties of Agent hereunder until such time as the Lender shall appoint a successor agent as provided for above.

9.5.           Collateral Matters.  The Lender irrevocably authorizes Agent, at its option and in its discretion, (a) to release any Lien granted to or held by Agent under any Collateral Document (i) when all Obligations have been Paid in Full; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any sale or other disposition permitted hereunder (it being agreed and understood that Agent may conclusively rely without further inquiry on a certificate of an officer of Borrower as to the sale or other disposition of property being made in compliance with this Agreement); or (iii) subject to Section 10.1, if approved, authorized or ratified in writing by the Lender; or (b) to subordinate its interest in any Collateral to any holder of a Lien on such Collateral which is permitted by clause (d)(i) or (d)(ii) of Section 7.2 (it being understood that Agent may conclusively rely on a certificate from Borrower in determining whether the Debt secured by any such Lien is permitted by Section 7.1(b)).  Upon request by Agent at any time, the Lender will confirm in writing Agent’s authority to release, or subordinate its interest in, particular types or items of Collateral pursuant to this Section 9.5.  The Agent shall have the right, in accordance with the Collateral Documents, to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and setoff the amount of such price against the Obligations.

Section 10.	Miscellaneous.

10.1.         Waiver; Amendments.  No delay on the part of Agent or the Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy.  No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement, the Notes or any of the other Loan Documents (or any subordination and intercreditor agreement or other subordination provisions relating to any other Debt) shall in any event be effective unless the same shall be in writing and approved by the Agent and the Lender, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No provision of Section 9 or other provision of this Agreement affecting Agent in its capacity as such shall be amended, modified or waived without the consent of Agent.

10.2.         Notices.  All notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown on Annex II or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose.  Notices sent by facsimile or other electronic transmission shall be deemed to have been given when sent; notices sent to the Borrower by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received.

10.3.         Computations.  Unless otherwise specifically provided herein, any accounting term used in this Agreement (including in Section 7.13 or any related definition) shall have the meaning customarily given such term in accordance with IFRS, and all financial computations (including pursuant to Section 7.13 and the related definitions, and with respect to the character or amount of any asset or liability or item of income or expense, or any consolidation or other accounting computation) hereunder shall be computed in accordance with IFRS consistently applied; provided that if Borrower notifies Agent that Borrower wishes to amend any covenant in Section 7.13 (or any related definition) to eliminate or to take into account the effect of any change after the Closing Date in IFRS on the operation of such covenant (or if the Lender wishes to amend Section 7.13 (or any related definition) for such purpose), then Borrower’s compliance with such covenant shall be determined on the basis of IFRS in effect immediately before the relevant change in IFRS became effective, until either such notice is withdrawn or such covenant (or related definition) is amended in a manner satisfactory to Borrower and the Lender.  The explicit qualification of terms or computations by the phrase “in accordance with IFRS” shall in no way be construed to limit the foregoing.

10.4.         Costs; Expenses.  Each party shall bear its own costs (including Legal Costs) in connection with the preparation, execution, delivery and administration on or prior to the Closing Date (including perfection and protection of Collateral prior to and on the Closing Date) of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith.  After the Closing Date, Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of Agent and the Lender (including Legal Costs) in connection with the administration (including perfection and protection of Collateral subsequent to the Closing Date) of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any proposed or actual amendment, supplement or waiver to any Loan Document), and all out-of-pocket costs and expenses (including Legal Costs) incurred by Agent and the Lender in connection with the collection of the Obligations and enforcement of this Agreement, the other Loan Documents or any such other documents.  In addition, Borrower agrees to pay, and to save Agent and the Lender harmless from all liability for, any fees of Borrower’s auditors in connection with any reasonable exercise by Agent and the Lender of their rights pursuant to Section 6.2.  All Obligations provided for in this Section 10.4 shall survive repayment of the Loans, cancellation of the Notes and termination of this Agreement.

10.5.         Indemnification by Borrower.  In consideration of the execution and delivery of this Agreement by Agent and the Lender and the agreement to extend the Commitments provided hereunder, Borrower hereby agrees to indemnify, exonerate and hold Agent, the Lender and each of the officers, directors, employees, Affiliates and agents of Agent and the Lender (each a “Lender Party”) free and harmless from and against any and all actions, causes of action, suits, losses, liabilities (including, without limitation, strict liabilities), damages, fines, penalties and expenses, including Legal Costs (collectively, the “Indemnified Liabilities”), incurred by Lender Parties or asserted against the Lender Party by any Person (including in connection with any action, suit or proceeding brought by the Borrower, any other Group Member or any Lender Party) as a result of, or arising out of, or relating to (a) any repayment of Debt, tender offer, merger, purchase of Stock and Stock Equivalents, purchase of assets or other similar or dissimilar transaction financed or proposed to be financed in whole or in part, directly or indirectly, with the proceeds of the Loans, (b) the generation, use, handling, recycling, reclamation, release, emission, discharge, transportation, storage, treatment or disposal of any Hazardous Substance at any property owned or leased by Borrower or any other Group Member, (c) any violation of or liability under any Environmental Laws or any Environmental Claim with respect to conditions at any property owned or leased by any Group Member or the operations conducted thereon, (d) the investigation, cleanup or remediation of offsite locations at which any Group Member or their respective predecessors are alleged to have directly or indirectly released or disposed of Hazardous Substances and any related Environmental Claims or (e) the execution, delivery, performance or enforcement of this Agreement or any other Loan Document by any Lender Party, except to the extent any such Indemnified Liabilities result from the applicable Lender Party’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction.  If and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.  All Obligations provided for in this Section 10.5 shall survive repayment of the Loans, cancellation of the Notes, any foreclosure under, or any modification, release or discharge of, any or all of the Collateral Documents and termination of this Agreement.

10.6.         Marshaling; Payments Set Aside.  Neither Agent nor the Lender shall be under any obligation to marshal any assets in favor of Borrower or any other Person or against or in payment of any or all of the Obligations.  To the extent that Borrower makes a payment or payments to Agent or the Lender, or Agent or the Lender enforces its Liens or exercises its rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent or the Lender in its discretion) to be repaid to a trustee, receiver or any other party in connection with any bankruptcy, insolvency or similar proceeding, or otherwise, then (a) to the extent of such recovery, the obligation hereunder or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred and (b) the Lender severally agrees to pay to Agent upon demand its ratable share of the total amount so recovered from or repaid by Agent to the extent paid to such Lender.

10.7.         Nonliability of the Lender.  The relationship between Borrower on the one hand and the Lender and Agent on the other hand shall be solely that of borrower and lender.  Neither Agent nor the Lender shall have any fiduciary responsibility to Borrower or any other Group Member.  Neither Agent nor the Lender undertakes any responsibility to Borrower or any other Group Member to review or inform Borrower or any other Group Member of any matter in connection with any phase of Borrower’s or any other Group Member’s business or operations.  Execution of this Agreement by Borrower constitutes a full, complete and irrevocable release of any and all claims which Borrower may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents.  Neither Agent nor the Lender shall have any liability with respect to, and Borrower hereby waives, releases and agrees not to sue for, any special, indirect, punitive or consequential damages or liabilities.

10.8.         Anti-Money Laundering.

(a)            Each Canadian Loan Party acknowledges that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” Laws, whether within Canada or elsewhere (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lender and the Agent may be required to obtain, verify and record information regarding each Canadian Loan Party, its directors, authorized signing officers, direct or indirect shareholders or other Persons in control of each Canadian Loan Party, and the transactions contemplated hereby.  Each Canadian Loan Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by the Lender or the Agent, or any prospective assign or participant of the Lender or the Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(b)           If the Agent has ascertained the identity of each Canadian Loan Party or any authorized signatories of each Canadian Loan Party for the purposes of applicable AML Legislation, then the Agent:

(i)           shall be deemed to have done so as an agent for the Lender, and this Agreement shall constitute a “written agreement” in such regard between the Lender and the Agent within the meaning of applicable AML Legislation; and

(ii)           shall provide to the Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, the Lender agrees that the Agent has no obligation to ascertain the identity of each Canadian Loan Party or any authorized signatories of each Canadian Loan Party on behalf of the Lender, or to confirm the completeness or accuracy of any information it obtains from each Canadian Loan Party or any such authorized signatory in doing so.

10.9.        Currency Indemnity.  If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any other Loan Document, it becomes necessary to convert into a particular currency (the “Judgment Currency”) any amount  due under this Agreement or under any other Loan Document in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given.  For this purpose “rate of exchange” means the rate at which the Agent is able, on the relevant date, to purchase the Currency Due with the Judgment Currency in accordance with its normal practice through its bankers.  In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of receipt by the Agent of the amount due, each Canadian Loan Party will, on the date of receipt by the Agent, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by the Agent on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by the Agent is the amount then due under this Agreement or such other Loan Document in the Currency Due.  If the amount of the Currency Due which the Agent is so able to purchase is less than the amount of the Currency Due originally due under this Agreement or any other Loan Document, each Canadian Loan Party shall indemnify and save the Agent and the Lender harmless from and against all loss or damage arising as a result of such deficiency.  This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the other Loan Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Agent or the Lender from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any other Loan Document or under any judgment or order.

10.10.       Confidentiality.  Agent and the Lender agree to use commercially reasonable efforts (equivalent to the efforts Agent or such Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to them by any Loan Party and designated as confidential, except that Agent and the Lender may disclose such information (a) to Persons employed or engaged by Agent or such Lender or any of their Affiliates (including collateral managers of the Lender) in evaluating, approving, structuring or administering the Loan and the Commitments; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 10.10 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Agent’s or such Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which Agent or such Lender is a party; (f) to any nationally recognized rating agency or investor of the Lender that requires access to information about the Lender’s investment portfolio in connection with ratings issued or investment decisions with respect to such Lender; (g) that ceases to be confidential through no fault of Agent or the Lender; (h) to a Person that is an investor or prospective investor in a Securitization (as defined below) that agrees that its access to information regarding Borrower and the Loan and Commitments is solely for purposes of evaluating an investment in such Securitization and who agrees to treat such information as confidential; (i) to a Person that is a trustee, collateral manager, servicer, noteholder or secured party in a Securitization in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization; or (j) to a Person that is an investor or prospective investor in the Agent or any of its Affiliates.  For purposes of this Section 10.10, “Securitization” means a public or private offering by the Lender or any of its Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in part, by the Loans or the Commitments.  Notwithstanding the foregoing, Borrower consents to the publication by Agent or the Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement, and Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

10.11.       Captions.  Captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

10.12.       Nature of Remedies.  All Obligations of Borrower and rights of Agent and the Lender expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.  No failure to exercise and no delay in exercising, on the part of Agent or the Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

10.13.       Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.  Receipt by telecopy or electronic transmission of any executed signature page to this Agreement or any other Loan Document shall constitute effective delivery of such signature page.

10.14.       Severability.  The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

10.15.       Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof and any prior arrangements made with respect to the payment by Borrower of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of Agent or the Lender

10.16.       Successors; Assigns.  This Agreement shall be binding upon Borrower, the Lender and Agent and their respective successors and assigns, and shall inure to the benefit of Borrower, the Lender and Agent and the successors and assigns of the Lender and Agent.  No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.  Borrower may not assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of Agent and the Lender.

10.17.       Governing Law.  THIS AGREEMENT AND EACH NOTE SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

10.18.       Forum Selection; Consent to Jurisdiction; Service of Process.  ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.  EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE.  EACH LOAN PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK.  EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  Each Loan Party hereby appoints CT Corporation as such Loan Party’s agent where notices and demands to or upon such Loan Party in respect of this Agreement or any other Loan Document may be served (without prejudice to the right of Agent or Lender  to serve process in any other manner permitted by law).  If for any reason such process agent is unable to act as such, such Loan Party will within 30 days appoint a substitute process agent located in the State of New York and give notice of such appointment to Agent.

10.19.       Waiver of Jury Trial.  EACH LOAN PARTY, AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

10.20.       Collateral Agent.  Each Lender hereby appoints PDL BIOPHARMA, INC. as its collateral agent under the Guarantee and Collateral Agreement and agrees that in so acting PDL BIOPHARMA, INC. will have all the rights, protections, exculpations, indemnities and other benefits provided to PDL BIOPHARMA, INC. under Section 9 hereof, and authorizes and directs PDL BIOPHARMA, INC. to take or refrain from taking any and all action that it deems necessary or advisable in fulfilling its role as Collateral Agent under each Guarantee and Collateral Agreement.

[signature pages follow]

The parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

MERUS LABS INTERNATIONAL INC.

By:	/s/ Ahmad Doroudian
Name:	Ahmad Doroudian
Title:	CEO

MERUS LABS LUXCO S.À R.L.

By:	/s/ Elias Farah
Name:	Elias Farah
Title:	Manager A

ECG HOLDINGS INC.

By:	/s/ Andrew Patient
Name:	Andrew Patient
Title:	President

MERUS LABS INC.

By:	/s/ Elias Farah
Name:	Elias Farah
Title:	President and Chief Executive Officer

[Credit Agreement – Signature Page]

MERUS LABS NETHERLANDS B.V.

By:	/s/ J.B. Unsworth
Name:	J.B. Unsworth
Title:	Director A

By:	/s/ Elie Farah
Name:	Elie Farah
Title:	Director B

[Credit Agreement – Signature Page]

PDL BIOPHARMA, INC.,
as Agent and the Lender

By:	/s/ John P. McLaughlin
Name:	John P. McLaughlin
Title:	President and Chief Executive Officer

[Credit Agreement – Signature Page]

ANNEX I

Commitments

Closing Date Commitment:  $35,000,000.00

Additional Commitment:  $20,000,000.00

I-1

ANNEX II

Addresses

LOAN PARTIES

Address for Notices:
Merus Labs International Inc.
30 St. Patrick St., Ste. 301,
Toronto, Ontario M5T 3A3
Attention: Chief Executive Officer
Facsimile: (416) 593-4434

Copy to:
Clark Wilson LLP
Suite 800 – 885 West Georgia Street
Vancouver, British Columbia V6C 3H1
Attention: Stewart Muglich
Facsimile: (604) 687-6314

AGENT

PDL BioPharma, Inc.,
as Agent and the Lender

Address for Notices:
932 Southwood Boulevard
Incline Village, NV  89451
Attention: General Counsel
Telephone: (775) 832-8500
Facsimile: (775) 832-8501

Bank:
Wells Fargo Bank, N.A.
San Francisco, CA 94136

Account #:
***

ABA Routing #:
***

Swift Code:
***

II-1

Exhibit A

Form of Compliance Certificate

Please refer to the Credit Agreement dated as of July __, 2012 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”) among the undersigned (“Borrower”), the other Loan Parties named therein, PDL BIOPHARMA INC., as the Lender, and PDL BIOPHARMA INC., as Agent.  This certificate (this “Certificate”), together with supporting calculations attached hereto, is delivered to Agent and the Lender pursuant to the terms of the Credit Agreement.  Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.  [Enclosed herewith is a copy of the [annual audited/quarterly] report of Borrower as at ________________ (the “Computation Date”), which report fairly presents in all material respects the financial condition and results of operations [(subject to the absence of footnotes and to normal year-end adjustments)] of Borrower as of the Computation Date and has been prepared in accordance with IFRS consistently applied.]

Borrower hereby certifies and warrants that the computations set forth on the schedule attached hereto correspond to the ratios and/or financial restrictions contained in the Credit Agreement and such computations are true and correct as at the [Computation Date].

Borrower further certifies that no Event of Default or Default has occurred and is continuing.

Borrower has caused this Certificate to be executed and delivered by its officer thereunto duly authorized on _____________.

MERUS LABS INTERNATIONAL INC.

By:
Title: _______________________________

Schedule to Compliance Certificate1
Dated as of _________________

A.	Section 7.13.1 - Minimum EBITDA

1.	Consolidated Net Income	$________

2.	Plus:
	a. Interest Expense	$________
	b. income tax expense	$________
	c. depreciation and amortization	$________
	d. transaction expenses incurred in connection with the Asset Sale and the financing	$________
	e. non-cash stock compensation expense	$________
	f. any non-cash non-recurring charges or expenses	$________
	g. any extraordinary or non-recurring charges or expenses approved in writing by the Agent	$________

3.	Minus, to the extent included in determining Consolidated Net Income, all non-cash gains	$________

4.	Total (EBITDA)	$________

5.	Minimum required	$________

B.	Section 7.13.2 – Maximum Total Leverage Ratio

1.	Total Debt outstanding	$________

2.	Less the amount of Unrestricted Cash that is Excess Cash	$________

3.	(1) minus (2)	$________

4.	EBITDA (from Item A(3) above)	$________

5.	Ratio of (3) to (4)	____ to 1

6.	Maximum allowed	____ to 1

1	All calculations are subject to the provisions of Section 7.13.4 and 7.13.5 of the Credit Agreement.

C.	Section 7.13.3 – Minimum Net Sales

1.	Gross Sales	$________

2.	Minus:

	a. freight, insurance and other transportation and shipping charges	$________
	b. sales, use, value-added, excise taxes and duties	$________

c. billbacks, chargebacks, customer adjustments (including payment discounts and customer pricing), performance allowances, promotional monies, trade, quantity, cash discounts, volume incentives, off invoice discounts, government and other third-party rebates, and product service fees
$________
	d. allowances or credits2	$________
	e. bad debt	$________
	f. such other discounts and other deductions customary in the trade	$________
	g. Total Net Sales Deductions (sum of (a) through (f))	$________

3.	Net Sales ((1) minus (2)(g))	$________

4.	Minimum Required	$________

D.	Section 1.1 – Minimum Fixed Charges Coverage Ratio

1.	Fixed Charges

	a. Interest Expense accrued (other than interest paid-in-kind, amortization of financing fees, and other non-cash Interest Expense)	$________
	b. principal payments in respect of Debt that are required to be paid	$________
	c. all federal, state, and local income taxes paid in cash	$________
	d. all Restricted Payments paid (whether in cash or other property, other than common Stock)	$________
	e. Total Fixed Charges (sum of (a) through (d))	$________

2.	EBITDA (from Item A(3) above)	$________

3.	Ratio of (2) to (1)(e)	____ to 1

4.	Minimum allowed	____ to 1

2
Including those in respect of rejection, defects, damaged item credits, sales returns, retroactive price reduction, shipping charges, shipment shortages, shelf-stock adjustments, invoice errors, and replacement costs.

Exhibit B

Form of Note

$__________________	New York, New York

_______, 20__

The undersigned (“Borrower”), for value received, promises to pay to the order of _____________ (“Lender”) at the office of PDL BIOPHARMA, INC. (the “Agent”) the aggregate unpaid amount of the Loans (herein, the “Loans”) made to Borrower by Lender pursuant to the Credit Agreement referred to below, such principal amount to be payable on the dates set forth in the Credit Agreement.

Borrower further promises to pay interest on the unpaid principal amount of the Loans from the date of such Loans until such Loans are Paid in Full, payable at the rate(s) and at the time(s) set forth in the Credit Agreement.  Payments of both principal and interest are to be made in lawful money of the United States of America to the deposit account of the Agent identified in the Credit Agreement.

This Note evidences indebtedness incurred under, and is subject to the terms and provisions of, the Credit Agreement, dated as of July __, 2012 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”; terms not otherwise defined herein are used herein as defined in the Credit Agreement), among Borrower, the other Loan Parties named therein, and PDL BIOPHARMA INC., as Agent and Lender, to which Credit Agreement reference is hereby made for a statement of the terms and provisions under which this Note may or must be paid prior to its due date or its due date accelerated.

This Note is made under and governed by the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

MERUS LABS INTERNATIONAL INC.

By:
Title:

  B-1

Schedule 4.1.6 - Material Adverse Changes

There has been no Material Adverse Change since September 30, 2011, with the exception of the following, both of which were disclosed in the Company’s recent financing prospectus:

On December 20, 2011, Health Canada granted a notice of compliance (“NOC”) to Pharmaceutical Partners of Canada Inc. (“PPC”), which grants PPC the authority to market their generic version of Vancocin® capsules in the Canadian market.  Merus intends to vigorously pursue all avenues at its disposal to challenge the entry of the PPC product.

It was recently announced that the pharmaceutical product DIFICID®, a macrocyclic antibiotic, which may replace the use of Vancocin® will be launched in the Canadian market.  DIFICID® was found to be non-inferior to vancomycin against C. Difficile in a phase III non-inferiority study reported in the February 3, 2011 issue of the New England Journal of Medicine. However, the Corporation expects DIFICID® to be sold in Canada at a much higher price than that of Oral Vancocin® based on the existing DIFICID® pricing in the U.S. market.

Schedule 5.4 – Financial Projections

Attached hereto.

Schedule 5.6 – Litigation

None.

Schedule 5.7 – Real Property

The Company currently owns no real property.

Real property occupied under operating leases is as follows:

•	Merus Labs International Inc. - 30 St. Patrick St., Ste. 301, Toronto, Ontario, Canada M5T 3A3

•	Merus Labs Inc. - 100 Alexis-Nihon, Ste. 910, Ville St. Laurent, Quebec, Canada H4M 2P5

•	Merus Labs Inc. - 470 Granville St., Ste. 503, Vancouver, British Columbia, Canada V6C 1V5

Schedule 5.8 – Capitalization

The following is a complete list of the Subsidiaries of the Borrower:

Entity	Jurisdiction	# of Shares Outstanding	% Owned

Merus Labs Inc.	British Columbia	12,619,001	100%

ECG Holdings Inc.	Delaware	2,000	100%

Merus Labs Luxco S.a r.l	Luxembourg	12,500	100%

Merus Labs Netherlands B.V.	Netherlands	18,000	100%

Orbis Pharma Inc.	Ontario	1,000	51%

Schedule 5.9 (b) – Canadian Employees

The following is a complete list of agreements between the Company and its Canadian employees with respect to any benefits or termination:

•	Employment agreement with Elie Farah dated January 12, 2012

•	Employment agreement with Ahmad Doroudian dated January 12, 2012

•	Employment agreement with Ali Moghaddam dated March 1, 2011

•	Employment agreement with Andrew Patient dated January 1, 2012

•	Incentive Stock Option Plan dated January 6, 2012

Schedule 5.10 – Authorizations, Permits, Licenses and Approvals

The Company possesses all necessary authorizations, approvals and permits necessary to conduct business as presently conducted with the exception of the following:

•	Medicine License for Merus Labs Luxco S.a r.l,

•	Wholesale license for Merus Labs Netherland B.V.

Schedule 5.12 – Taxes

All corporate tax amounts and returns are in compliance with the exception of the following:

Unfiled returns

•	Canadian corporate tax return for Envoy Capital Group Inc. for the fiscal year ended September 30, 2011

•	Canadian corporate tax return for Envoy Capital Group Inc. for the stub period ended December 18, 2011 (prior to Amalgamation)

•	US Federal tax return for ECG Holdings Inc. for the fiscal year ended September 30, 2011

No amounts are expected to be owed with respect to these returns.

Unremitted amounts

•	Quebec employee deductions for the period January 1 – June 30, 2012

The amount withheld but not yet remitted is approximately $22,000, due to the requirement to establish a separate account for Merus Labs International Inc., whereas previously only Merus Labs Inc. was registered in the province.  This is expected to be completed and payment remitted within 30 days.

Schedule 5.14 – Environmental Matters

None.

Schedule 5.15 – Insurance

The Company maintains the following insurance policies and coverage, for the company and its subsidiaries:

•	Directors and Officers Liability insurance - $10M coverage ($8M direct, $2M Side A coverage) via Liberty and Axis Insurance (shared coverage), $150,000 deductible
•	Product and General Liability insurance – Elliot Special Risks – as follows:

PERIOD:
•	From 13th May 2012
•	To 13th May 2013
•	Both days at 12.01AM Local Standard Time at the address of the Insured

INTEREST:
•	Section 1 Public Liability
•	Section 2 Products Liability

LIMIT OF INDEMNITY:
•	Section 1 CAD 10,000,000 any one event.
•	Section 2 CAD 10,000,000 any one event and in all.

POLICY TERRITORY:
•	World-wide including USA as per Policy Territory below
(A) The Provinces and Territories of Canada;
(B) Anywhere in the world in respect of liability arising from:
i) the Products sold, supplied or distributed by the Insured from any premises within (A) above;
ii) Business travel by Persons Employed ordinarily resident within (A) above.

CONDITIONS:
•	Canadian Biotechnology Insurance Form as attached plus Joint Ventures Restriction plus amendments if any as agreed as attached.
•	Retroactive Date Section 2: 13th May 2011 but 3rd April 2012 in respect of CAD 5,000,000 in excess of CAD 5,000,000
•	Deductible Section 1 CAD 10,000 each and every claim.
•	Deductible Section 2 CAD 10,000 each and every claim.
•	Deductible: USD 10,000 each and every claim including costs and expenses.
•	Employee Benefits Liability – Limit CAD 1,000,000 any one occurrence and including costs and expenses.
•	Deductible CAD 1,000 any one claim
•	Non-Owned Automobile Coverage – Limit CAD 1,000,000 any one occurrence
•	Deductible CAD 1,000 any one claim
•	S.E.F No.94 Legal Liability for Damages to Hired Automobiles
•	Limit CAD 50,000 any one occurrence including costs and expenses.
•	Deductible CAD 500 any one claim
•	Tenants’ Legal Liability Insurance – Limit CAD 1,000,000 any one premises
•	Deductible CAD 1,000 any one claim
•	Advertising Liability - Limit CAD 1,000,000 any one occurrence
•	Deductible CAD 1,000 any one claim

•	Incidental Medical Malpractice Liability
•	Additional Insured – Broadform Vendors
•	Voluntary Medical Payments
•	Limit CAD 50,000 any one occurrence and in all
•	Deductible CAD 1,000 any one claim
•	Employers Liability Coverage
•	Limit CAD 1,000,000 any one occurrence and in all
•	Deductible CAD 1,000 any one claim
•	Biocontamination Coverage
•	Limit CAD 25,000 any one occurrence and in the aggregate
•	Deductible CAD 1,000 any one claim
•	Extended Pollution Coverage
•	Limit CAD 25,000 any one occurrence and in the aggregate
•	Deductible CAD 1,000 any one claim
•	Barcode Coverage
•	Limit CAD 25,000 any one occurrence and in the aggregate
•	Deductible CAD 1,000 any one claim
•	Product Tampering Extension
•	Limit CAD 25,000 any one occurrence and in the aggregate
•	Deductible CAD 1,000 any one claim

Schedule 5.18 – Labour Matters

None.

Schedule 5.19 – Canadian Labour Matters

None.

Schedule 5.25 – Certificated Inactive Subsidiaries

None.

Schedule 7.1 – Existing Debt

The Company currently has the following existing debt:

The Company is party to a support services agreement with a distribution services provider.  Under the terms of the agreement, the distribution services provider provided the Company with loan of $500,000 to be used for working capital purposes in consideration for being the Company’s exclusive provider of certain distribution services of the Company’s products in Canada.  Payments are made based on net sales of Vancocin. The agreement is for a five year term with automatic renewal terms of two years until terminated. As at June 30, 2012, the carrying value of the loan is $392,076.

Schedule 7.2 – Permitted Liens

None.

Schedule 7.5 – Mergers, Consolidations, Asset Sales

None.

Schedule 7.9 – Existing Agreements

None.

Schedule 7.11 – Existing Investments

The Company currently has the following existing investments:

Account Holder	Account Name and Identification Number	Securities Intermediary and Address
Merus Labs International Inc.	Canadian dollar margin account ***	Haywood Securities ***

Note:  This account is a legacy account from the former Envoy Capital Group entity.  It was used for trading positions in the former merchant bank business.  It now consists of cash of approximately ***, plus ***, a private UK entity, valued at approximately ***.

There are no restrictions on the account with respect to pledging.

Schedule 7.14 – Bank Accounts

The Company currently has the following bank accounts:

Account Holder	Account Name and Identification Number	Securities Intermediary and Address
Merus Labs International Inc. (old Envoy account)	Canadian dollar operating account ***	Royal Bank of Canada ***
Merus Labs International Inc. (old Envoy account)	US dollar operating account ***	Royal Bank of Canada ***
Merus Labs International Inc.	Canadian dollar operating account ***	Royal Bank of Canada ***
Merus Labs International Inc.	US dollar operating account ***	Royal Bank of Canada ***
Merus Labs Inc.	Canadian dollar operating account ***	Royal Bank of Canada ***
Merus Labs Inc.	US dollar operating account ***	Royal Bank of Canada ***
Merus Labs Inc.	Canadian dollar operating account ***	Royal Bank of Canada ***
Merus Labs Inc.	Canadian dollar operating account ***	National Bank of Canada, ***
Merus Labs Inc.	US dollar operating account ***	National Bank of Canada, ***

Account Holder	Account Name and Identification Number	Securities Intermediary and Address
ECG Holdings Inc.	US dollar operating account *** ***	Wells Fargo N.A.

Schedule 5.4 – Financial Projections

Attached hereto.

P&L	2012	2013	2014	Q22015	Q32015	Q42015	Q12016	2015
COVENANTS								
1) Min fixed charge ratio (FCR)								
EBITDA								
Less: Cash tax								
Divided by:								
Total RBC principle/interest								
Total note debenture principle								
Total note debenture interest								
2) Max funded debt								
Debt								
Divided by: EBITDA								
3) Cash sweep								
EBITDA								
Less: Non-cash items								
Less: Cash taxes								
Less: RBC debt pymts								
Excess EBITDA								
Multiply by: 35%

ASSETS	12/31/2012	12/31/2013	12/31/2014	12/31/2015
Current assets				
Cash				
Short-term investments				
Trade and other receivables				
Inventories				
Loans receivable				
Prepaid expenses and other assets				
Restricted cash				
Non-current assets				
Property and equipment				
Intangible assets				
Goodwill				
LIABILITIES				
Current liabilities				
Trade and other payables				
Income taxes payable				
Long term debt due within 1 year				
RBC loan - current portion				
Note debenture - current portion				
Vendor takeback				
Non-current liabilities				
Long term debt				
RBC loan - long term portion				
Note debenture - long term portion				
Deferred income taxes				
Equity				
Share capital				
Contributed surplus				
Warrants				
(Deficit) / Retained earnings

Stmt of Cash Flows	2012	2013	2014	2015
OPERATING				
Net income	[redacted]	[redacted]	[redacted]	
Items not involving cash:				
Amortization				
Changes in non-cash working cap'l:				
Trade and other receivables	[redacted]	[redacted]	[redacted]	
Inventories				
Loans receivable				
Prepaid expenses and other assets				
Trade and other payables				
Income taxes payable				
Other - plug				
INVESTING				
Intangible assets	[redacted]	[redacted]	[redacted]	
FINANCING				
Vendor take back	[redacted]	[redacted]	[redacted]	
Long term debt				
RBC loan				
Note debenture				
Share issuance				
Change in cash	[redacted]	[redacted]	[redacted]	
Cash, beginning				
Cash, ending